PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 1 of 121 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................42 [210000] Statement of financial position, current/non-current.....................................................................................43 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................45 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................46 [520000] Statement of cash flows, indirect method ......................................................................................................48 [610000] Statement of changes in equity - Accumulated Current ..............................................................................50 [610000] Statement of changes in equity - Accumulated Previous ............................................................................53 [700000] Informative data about the Statement of financial position .........................................................................56 [700002] Informative data about the Income statement...............................................................................................57 [700003] Informative data - Income statement for 12 months.....................................................................................58 [800001] Breakdown of credits ........................................................................................................................................59 [800003] Annex - Monetary foreign currency position..................................................................................................64 [800005] Annex - Distribution of income by product .....................................................................................................65 [800007] Annex - Financial derivate instruments ..........................................................................................................66 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................78 [800200] Notes - Analysis of income and expense.......................................................................................................82 [800500] Notes - List of notes ..........................................................................................................................................83 [800600] Notes - List of accounting policies ..................................................................................................................84 [813000] Notes - Interim financial reporting ...................................................................................................................85 Exhibit 1 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 2 of 121 [105000] Management commentary Management commentary [text block] In addition to this document, the Company publishes a report disclosing its preliminary financial and operating results as of March 31, 2025. Readers are encouraged to review this report alongside the present document. The report is accompanied by a series of exhibits, as well as the stenographic transcript of the Company’s earnings conference call held on April 30, 2025. All materials — including the report, exhibits, transcript, and other relevant documents — are available for download at www.pemex.com/en/investors. Information Summary First Quarter 2025 In 2025, Petróleos Mexicanos (PEMEX) is implementing a management approach focused on strengthening profitability. On the operational front, the company continues to advance measures aimed at mitigating challenges associated with the maturity of its fields and improving the performance of the National Refining System (SNR). In this context, during the first quarter of 2025 (1Q25), average liquid hydrocarbons production, including the share from partners, was 1,615 thousand barrels per day (Mbd), representing an 11.3% decrease compared to the same period in 2024. Likewise, natural gas production averaged 3,502 million cubic feet per day (MMcfd), an 8.7% decrease. These variations were mainly due to the natural decline of mature fields and the technical complexity involved in completing certain wells. Crude processing averaged 936 Mbd, a 5.0% decrease compared to 1Q24. This was primarily driven by adverse weather conditions in January, which prevented marine offloading of product at the Minatitlán and Tula refineries. It is worth noting that over the last two quarters, distillate yields have improved, with gasoline, diesel, and jet fuel production reaching 518 Mbd, equivalent to a distillate yield of 55.4%, and representing a 25% reduction in fuel oil output compared to the same quarter of 2024. Total revenues from sales and services decreased by 2.5%, mainly due to lower crude oil volumes sold. This decline was partially offset by a reduction in cost of sales due to disciplined spending. As a result, gross profit reached Ps. 109 billion and operating profit amounted to Ps. 63 billion, both showing significant improvements over 2024 levels. In a context of global volatility, foreign exchange fluctuations continued to affect results, with a foreign exchange loss of Ps. 15 billion, which did not involve cash outflows. This quarter marks the initial application of the Welfare Oil Duty, established under the Hydrocarbons Revenue Law, representing a permanent benefit that provides certainty and stability to the company’s finances. From a value-generation perspective, EBITDA increased by Ps. 32 billion compared to 1Q24, with the EBITDA margin rising from 22.8% to 31.4%, a level not seen since 2022. During the quarter, PEMEX also achieved key institutional and regulatory milestones. Following the transition to a State-Owned Enterprise, the new secondary legal framework was published on March 18, 2025. In this context, both the Law on the State- Owned Company Petróleos Mexicanos and the Hydrocarbons Sector Law incorporate mechanisms that allow for private sector participation, aimed at complementing PEMEX’s technical, operational, financial, and execution capabilities. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 3 of 121 Main Results 1Q24 1Q25 Variation Operative (Mbd) % Monto Liquids production (Mbd) 1,820 1,615 -11.3 (205) Crude Oil Processing (Mbd) 985 936 -5.0 (49) Financial (Ps. million) Operating income (loss) 36,398 63,588 74.7 27,190 Net Income (loss) 4,682 (43,329) -1025.4 (48,011) EBITDA 92,459 124,384 34.5 31,925 Disclosure of nature of business [text block] Petróleos Mexicanos, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas State-Owned Company of the United Mexican States. Petróleos Mexicanos is a State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law on the State-Owned Company, Petróleos Mexicanos Disclosure of management's objectives and its strategies for meeting those objectives [text block] Petróleos Mexicanos is Mexico's state-owned oil and gas company, whose goal is to compete in an open market while maintaining a leadership position in the energy sector. The company aims to generate economic value across all its business lines, including the exploration and extraction of hydrocarbons both domestically and internationally, as well as the refining, transformation, processing, and commercialization of hydrocarbons and their derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 4 of 121 When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's Annual Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future, and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During the first three-month period ended March 31, 2025, we received support from the Mexican Government to strengthen our financial condition, such additional support may not be available in upcoming years. As of March 31, 2025, our total indebtedness, including accrued interest, was Ps. 2,053.5 billion (U.S.$ 101.1 billion), in nominal terms, which represented a 3.8% increase in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,978.8 billion as of December 31, 2024. As of December 31, 2024, 50.6% of our existing debt, or Ps. 1,038.0 billion (U.S.$ 51.1 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 414.8 billion (U.S.$ 20.4 billion) scheduled to mature in 2025. Our working capital deteriorated from a negative working capital of Ps. 768.0 billion (U.S.$ 37.9 billion) as of December 31, 2024 to a negative working capital of Ps. 722.6 billion (U.S.$ 35.6 billion) as of March 31, 2025. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During the first three-month period ended March 31, 2025, we received Ps.80.0 billion (U.S.$ 3.9 billion) in capital contributions from the Mexican Government to improve our financial position. These contributions represented an important source for the payment of our debt during the first three-month period ended March 31,2025. If we were unable to obtain financing on favorable terms, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if support from the Mexican Government were to be discontinued or reduced. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 5 of 121 Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2024, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of March 31, 2025, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of the first three-month period ended March 31, 2025 do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including further increases in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Should this trend continue, we could face greater financial limitations that would affect our ability to meet our debt obligations and maintain our long-term sustainability. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 6 of 121 Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and exploitation of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) trading activity in oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. The Mexican crude oil export price has been extremely volatile in recent years, reaching an unprecedented low of negative U.S.$7.33 per barrel on April 28, 2020, in reaction to the COVID-19 pandemic and actions taken by other oil-producing countries. During the first three-month period ended March 31, 2025 and 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $67.79 per barrel, and U.S. $70.25, respectively. As of the date of this report, prices of crude oil remain highly volatile as a result of increased market volatility caused by uncertainty in global trade policy. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to an increase, or the threat of an increase, in military or paramilitary activities such as the ongoing war in Ukraine and the conflict between Israel, Hamas and Hezbollah in the Middle East, disruptions in critical supply routes such as disruptions on operations in the Red Sea and the Suez Canal, and the effects of international sanctions and trade restrictions that reduce crude oil supply in global markets. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and refined products prices resulting from these conflicts may not persist and could be reversed by factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 7 of 121 Public health events, including epidemics and pandemics caused by infectious agents and diseases, may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and demand the redesign of routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. These acts include the illegal “tapping” of our pipelines and the illegal trade of fuels that we produce. Such criminal activity has led to explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could materially adversely affect our business, results of operations and financial condition. Our operations rely on information technology and operational systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly, and could be and have been targeted at our operations or information technology systems. These attacks seek to exploit vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If the integrity of our information technology and operational systems were to be materially compromised due to a cyber-attack or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be stolen or lost. If such information security failures occur, we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and loss of trust, (v) decreased revenues and financial losses, theft or alteration of information, depending on the severity of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 8 of 121 (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2024, our total proven reserves had a decrease of 29.8 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024. Based on these numbers, our reserve replacement ratio (“RRR”) in 2024 was 96.6%, a decrease as compared to a RRR of 103.2% in 2023. Our proven reserves decreased from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023 to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production decreased by 6.1% in 2024, mainly due to the natural decline of some of our main fields such as Zaap, Quesqui, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate—such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies— may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in discount rates, among other factors, we have performed impairment tests on our non- financial assets (other than inventories and deferred taxes) at the end of each quarter. As of March 31, 2025 and 2024 we recognized an impairment charge in the amount of Ps. 5.6 billion and Ps. 7.6 billion, respectively. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition. Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley del Sector de Hidrocarburos (the “Hydrocarbons Sector Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. We are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Sector Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 9 of 121 effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Sector Law, could have an adverse impact in our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel. We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances, joint ventures and other joint arrangements, which may not always perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances, joint ventures or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Sector Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances, our partners may have differing interests and may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances, joint ventures or other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 10 of 121 Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could have a negative impact on us and, in turn, limit our access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (2025 Petróleos Mexicanos Law), we were transformed from a productive state-owned company to a state-owned public company on November 1, 2024. The 2025 Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below. The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 11 of 121 If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.80.0 billion (U.S.$3.9 billion) as of the three-month period ended March 31, 2025 to strengthen our financial condition. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the three-month period ended March31, 2025, our total taxes and duties were Ps. 57.1 billion, representing 14.4% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions, such as tax credits related to the Derecho por la Utilidad Compartida (Profit-Sharing Duty or “DUC”) or temporary suspensions of the collection thereof, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “Federal Revenue Law”) was published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”). The Federal Revenue Law introduced changes to our fiscal regime and the Mexican Government may implement further changes in the future. See “—Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. We are also required to pay a state dividend to the Mexican Government if certain conditions under the 2025 Petróleos Mexicanos Law are met. From 2016 to 2024, we were not required to pay a state dividend, and we do not expect to pay a state dividend in 2025. Should a state dividend payment become mandatory, it could limit our capacity to execute or expand our investment program and could adversely affect our financial condition. We cannot provide any assurances that we will not be required to pay a state divided in the future or that such a payment would not have an adverse impact on our financial condition. Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner. The Federal Revenue Law introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. Effective January 1, 2025, the Mexican Government consolidated the Profit-Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 12 of 121 at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the SEC. This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves depends on the quality and reliability of available data, expert interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 13 of 121 products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the CRE were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body — the National Energy Commission — was created within the Ministry of Energy to assume the regulatory responsibilities previously held by the CRE and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and CRE prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact our ability to prepare our condensed consolidated interim financial statements not audited in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “—The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results” below. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to lower oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 14 of 121 production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above. In addition, we have entered into strategic alliances, joint ventures and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances, joint ventures and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time to time imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls in the domestic market in the future. The imposition of such price controls would adversely affect our results of operations Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Such events could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, financial condition and ability to service our debt. See “Risk Factors—Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence of additional support from the Mexican Government. A deterioration in international financial or economic conditions, whether due to a slowdown in growth or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 15 of 121 Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Federal elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of economic interdependence between the two countries. Accordingly, political developments in the United States, including changes in American administrations and U.S. government policies, can influence the exchange rate between the U.S. dollar and the Mexican peso and adversely affect economic conditions in Mexico. In addition, given that the Mexican economy is heavily influenced by the U.S. economy, policies that are unfavorable to Mexico or a deterioration in U.S.-Mexico relations may adversely affect Mexico’s economy. We cannot provide any assurances that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Changes in global trade policy could adversely the Mexican economy and, in turn, our operations and financial condition. During the first three-month period ended March 31, 2025, our export sales to the United States amounted to Ps.109,983 million, which represented 27.8% of our total revenues and 70.1% of our export sales for the year. With limited exceptions, exports of petrochemical products and crude oil from Mexico to the United States have been free or exempt from tariffs since 2003 under the North American Free Trade Agreement and the United States-Mexico-Canada Agreement (the “USMCA”) that replaced it on July 1, 2020. While petrochemical exports from Mexico to the United States remain exempt from tariffs under the USMCA, any shift in trade relations among Mexico, the United States and Canada resulting from the implementation of tariffs or the renegotiation of the USMCA could require us to renegotiate our contracts or lose business, which could in turn result in a material adverse impact on our business and results of operations. In recent months, the U.S. government has indicated its intent to alter its approach to international trade policy and, in some cases, to renegotiate or potentially terminate certain existing trade agreements. In addition, the U.S. government recently imposed tariffs on certain goods, including steel and aluminum, announced new baseline tariffs applicable to all of its trading partners and has indicated a willingness to impose tariffs on other products, including raising tariffs on all imports from Mexico. In response, Mexico has threatened, but not yet enacted, retaliatory tariffs on certain U.S. products. Disruptions to global trade, the introduction of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial condition, results of operations and ability to repay our debt. The macroeconomic environment in which we operate is beyond our control and may become less favorable in the future. There can be no assurances that the USMCA will not be renegotiated, nor that U.S.-Mexico trade relations will not deteriorate and result in the imposition of trade barriers on the products that we produce and sell. A trade dispute between the United States and Mexico may have negative effects on the Mexican economy, exchange rates, inflation and economic prospects, which may in turn negatively affect our business and results of operations. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. The development of an illicit fuel market in Mexico has led to heightened theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. Criminal activities, along with the associated damage to human life and PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 16 of 121 property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our business continuity, financial condition and results of operations. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento de Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024 and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations and financial condition. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations apply to our operations in Mexico and certain of our assets in the United States. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. Failure to comply could lead to substantial fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires and droughts, as well as long-term hazards such as sea level rise, changes in precipitation patterns and increases in global average

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 17 of 121 temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and increase operational and maintenance costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition and limit our ability to invest in strategic projects. Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce emissions and adapt to climate change, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures may boost a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and reduce our ability to contract with third parties or obtain financing. In addition, global decarbonization could negatively impact our business due to technological changes, such as the proliferation of cheaper renewables, making oil-based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and potential market disruptions, such as sharp drops in hydrocarbon product prices. All of these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. While U.S. regulators have in past years called for increased ESG disclosure, it is expected that federal ESG-related regulations under the current U.S. presidential administration will deprioritize disclosure or mandate the abandonment of ESG programs, while regulations at the state level will vary. For fiscal year 2025, we have to file with the Bolsa Mexicana de Valores (Mexican Stock Exchange) an ESG report in accordance with IFRS S1 and IFRS S2. Failure to adapt to or comply with regulatory requirements or evolving investor or stakeholder expectations and standards for ESG practices may harm our reputation and ability to access capital, which may, in turn, have an adverse impact on our results of operation and financial condition. Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 18 of 121 registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates, and for the Certificados Bursátiles in the form of Global Depositary Notes. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators CNBV and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and have been allocated in accordance to the company’s and its subsidiaries’ investment programs. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 19 of 121 Disclosure of results of operations and prospects [text block] Operating Summary Hydrocarbons Production During the first quarter of 2025, average liquid hydrocarbon production, including partners' share, was 1,615 Mbd, representing a decrease of 11.3% compared to the same period in 2024. This variation was mainly due to the natural decline of mature fields, delays in the completion of technically complex wells, lower initial yields in Xanab, pumping equipment failures in Ayatsil, delays in marine infrastructure, suspension of critical services in Yaxché, and adverse weather conditions in offshore areas. Natural gas production averaged 3,502 billion cubic feet per day (MMcfd), a decrease of 8.7% compared to the same period in 2024. This reduction was mainly due to the natural decline of mature fields and the technical complexity of well completion. Upstream 1Q 24 1Q 25 Variation Total hydrocarbons (MMboed) 2,574 2,306 -10.4% (268) Liquid hydrocarbons (Mbd) 1,830 1,621 -11.4% (209) Crude oil production 1,820 1,615 -11.3% (205) PEMEX's production 1,800 1,596 -11.3% (204) Business Partners' production 20 19 -5.0% (1) Condensates 10 6 -37.8% (4) Natural gas (MMcfd)[1] 4,775 4,408 -7.7% (367) Downstream 1Q 24 1Q 25 Variation Crude Oil Processing (Mbd) 985 936 -5.0% (49) Dry gas from plants (MMcfd) 1,931 1,758 -8.9% (172) Natural gas liquids (Mbd) 156 143 -8.2% (13) Petroleum products (Mbd) 1,011 917 -9.2% (93) Petrochemical products (Mt) 335 341 1.7% 6 Variable Refining Margin (USD/b) 12.96 3.12 -75.9% (9.83) Crude oil processing and petroleum production Crude oil processing averaged 936 Mbd, a decrease of 5.0%. This variation is mainly due to lower processing at the Minatitlán and Tula refineries due to adverse weather conditions in January that prevented the shipment of product by sea. As a result, petroleum production was 917 Mbd, of which 56.5% were high-value distillates (gasoline, diesel, and jet fuel). PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 20 of 121 Gas processing and production Wet gas processing averaged 2,226 MMcfd, a decrease of 8.0%, due to lower wet gas availability in the Southeast and North production regions. Dry gas production averaged 1,758 MMcfd, a decrease of 8.9% or 172 MMcfd. EXPLORATION AND PRODUCTION 1Q25 Liquids Hydrocarbons Production During the first quarter of 2025, PEMEX remained focused on maintaining base production and incorporating new volumes through well interventions. A total of 353 minor repairs and 151 well stimulations were conducted to stabilize production, while 17 well completions and 28 major repairs were executed to add incremental volumes. Average liquid hydrocarbons production, including the share corresponding to partners, stood at 1,615 thousand barrels per day (Mbd), representing a 11.3% decrease compared to the first quarter of 2024. This decline was primarily attributable to:  the natural decline of the Maloob and Zaap offshore fields, and the Quesqui and Tupilco Profundo onshore fields;  delays in the completion of wells with high technical complexity related to depth, pressure, and temperature;  lower initial production rates of new wells in the Xanab field;  the end of the useful life of electrocentrifugal pump equipment at the Ayatsil field;  delays in the installation of marine infrastructure at Xanab and in the commissioning of the backpressure reduction facility at the Quesqui field;  the suspension of critical process vessel services and the supply of pneumatic lifting gas at the Yaxché field; and  unusual weather conditions that disrupted offshore operations. Regarding product quality, light hydrocarbons accounted for 48% of total liquids production, supported by the contribution of gas and condensate fields. By production source, 65% originated from shallow-water fields, while 35% came from onshore fields. Natural Gas Production During 1Q25, hydrocarbon gas production averaged 3,502 billion cubic feet per day (MMcfd), representing a decrease of 8.7% (or 334 MMcfd) compared to the same period in 2024. This decline was primarily driven by the same operational factors affecting liquid hydrocarbon production, including the natural decline of mature fields and the technical complexity associated with well completions. Associated gas production decreased by 266 MMcfd, a 13.6% decline year-on-year, mainly due to the natural decline of the Onel, Maloob, Zaap, and Tupilco Profundo fields, as well as the temporary shut-in of cyclic wells in the Northeast Marine Region. Non- associated gas production also decreased by 68 MMcfd, a 3.6% decline compared to the same quarter of the previous year. By production source, 37% of total gas output originated from shallow-water fields, while the remaining 63% was produced from onshore fields. Gas Utilization In 1Q25, PEMEX achieved a gas utilization index of 94.4% in exploration and extraction activities, representing a 1.1% decrease compared to the same period in 2024. This variation was primarily due to specific operational events in different regions:  Northern Region: Delays occurred in stabilizing gas flows through the 20” BS Perdiz–BS Matapionche pipeline, which began operations on January 7, 2025. Additionally, the Papán Sour Wet Gas Conditioning Plant experienced intermittent power supply issues. Scheduled pipeline cleaning runs were also conducted at BS Perdiz by CENAGAS.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 21 of 121  Southwest Marine Region: Sour wet gas (SWG) rejections were recorded due to: (i) equipment failures at treatment plants in the Industrial Transformation business line; and (ii) a vandalism incident affecting Line L-2 in the Logistics business line. Despite these localized challenges, the utilization index remained at a high level, reflecting ongoing improvements in infrastructure, operational control, and emissions mitigation. PEMEX continues to enhance its environmental performance in alignment with international sustainability standards. Infrastructure During the first quarter of 2025, PEMEX completed a total of 12 development wells and 5 exploration wells. This represents a decrease of 16 development wells and 8 exploration wells compared to the same period in 2024. Exploratory Discoveries During the first quarter of 2025, three exploratory discoveries were made, with a combined preliminary resource estimate of 101 million barrels of oil equivalent (MMboe). The main characteristics of these discoveries are presented in the table below: Key Discoveries from January 1 to March 31, 2025 Asset Well Geological Age Initial Production (bpd) Water Depth (m) Hydrocarbon Type Completion Date Completion Type Remarks Southern Offshore Exploration Asset (AEMS) Tlatitok-101 Upper Miocene 4483 6.73 48 Oil and gas Under completion 1Q25 The Tlatitok- 101EXP well produced 38° API oil and gas. Preliminary reserves are estimated at 46 MMboe Southern Offshore Exploration Asset (AEMS) Konen-1 Upper Miocene 3669 4.17 26 Oil and gas Under completion 1Q25 The Konen-1EXP well produced 30° API oil and gas. Preliminary reserves are estimated at 30 MMboe. Onshore Exploration Asset South (AETS) Popte-1A Cretaceous Under evaluation N/A Ultra-light oil Under completion 1Q25 The Popte-1AEXP well is in the testing phase, producing 44° API ultra-light oil. Preliminary reserves are estimated between 6 and 10 MMboe. INDUSTRIAL TRANSFORMATION 1Q25 Crude Oil Processing At the close of the first quarter of 2025, crude oil processing within the National Refining System (SNR) averaged 936 Mbd, representing a 5% decrease compared to the same quarter in 2024. This decline was primarily attributable to reduced processing levels recorded in January at the Minatitlán and Tula refineries. In Minatitlán, the Maya Combined Plant was taken offline due to adverse weather conditions that prevented product shipments by sea, compounded by quality issues in the crude oil received. Likewise, transportation constraints negatively impacted processing volumes at the Tula refinery. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 22 of 121 It is worth noting that in March 2025, the SNR processed 1,015 Mbd of crude oil, driven by the recovery in throughput at the Minatitlán and Tula refineries, along with the continued ramp-up of the Olmeca refinery, which reached a processing level of 103 Mbd during the month. The SNR’s installed atmospheric distillation capacity—excluding the Olmeca refinery—stands at 1,640 Mbd. Based on this figure, average primary distillation capacity utilization during the quarter was 54.8%, a decrease of 5.3 percentage points compared to the first quarter of 2024. Refineries operating above the system average included Salina Cruz (65%), Tula (64.2%), and Cadereyta (55.5%). Petroleum Products Production From January to March 2025, the production of refined products averaged 917 Mbd, representing a 9.2% decrease compared to the same period in 2024. The product slate was distributed as follows: 305 Mbd of gasoline, 171 Mbd of diesel, 43 Mbd of jet fuel, and 399 Mbd of other refined products and LPG. Notably, distillates accounted for 56.5% of total production, representing an increase of 2.6% compared to the first quarter of 2024. Variable Refining Margin In the first quarter of the year, the variable refining margin of the National Refining System (SNR) averaged $3.12 per barrel (USD/b), which is $9.83/b lower than the margin recorded in the same quarter of 2024. This variation is due to the reduction in reference prices for refined products on the northern coast of the Gulf of Mexico. PEMEX Service Stations As of March 31, 2025, a total of 7,286 service stations were operating under the PEMEX Franchise, representing a 0.5% increase compared to the number recorded as of March 31, 2024. Of these, 7,241 stations are managed by third parties, while 45 stations are owned by PEMEX’s Industrial Transformation business unit and operate as self-consumption service stations. Additionally, as of the same date, there were:  1,153 stations operating under a brand sublicensing scheme, and  4,271 stations operating under brands other than PEMEX, supplied either by PEMEX or through direct imports. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Pemex Industrial Transformation. As of March 31, 2025, the amount of operations held is Ps. 5.4 billion and the balance receivable is Ps. 8.1 billion. Natural Gas Processing and Production During the first quarter of 2025, wet gas processing averaged 2,226 million cubic feet per day (MMcfd), representing a decrease of 8.0%, or 193 MMcfd, compared to the same period in 2024. This was primarily due to lower availability of wet gas in the Southeast and Northern production regions. Dry gas production averaged 1,758 MMcfd, a decrease of 8.9%, or 172 MMcfd, compared to the first quarter of 2024, mainly as a result of lower output from the Cactus Gas Processing Complex. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 23 of 121 Similarly, natural gas liquids production declined by 8.2%, primarily at the Nuevo Pemex Gas Processing Complex, reaching an average of 13 thousand barrels per day (Mbd). Meanwhile, condensate processing averaged 7.3 Mbd, down 4.3 Mbd from the same quarter in 2024, due to reduced condensate volumes received. Petrochemicals Production In the first quarter of 2025, petrochemical production totaled 341 thousand tonnes (Mt), representing a 1.7% increase compared to the same period in 2024. This variation is mainly explained by the following factors:  Feedstock for carbon black production increased by 276.1%, primarily due to higher output volumes at the Madero and Cadereyta refineries.  Aromatics and derivatives production rose by 93.8%, driven by continued operations at the Continuous Catalytic Reforming (CCR) unit in the La Cangrejera petrochemical complex.  Other petrochemicals increased by 7.0%, as a result of higher carbon dioxide production at the Cosoleacaque petrochemical complex. In contrast:  Sulfur production declined by 38.5%, mainly due to the shutdown since April 2024 of Sulfur Recovery Unit No. 1 at the Ciudad Pemex Gas Processing Complex, which remains under major repair.  Ethane derivatives production decreased by 37%, primarily due to lower low-density polyethylene (LDPE) output at the La Cangrejera complex, Resulting from operational issues with compressors and constraints in the supply of chemicals and catalysts. Environmental, Social & Governance Criteria Environmental Carbon Dioxide Equivalent Emissions During the first quarter of 2025, carbon dioxide equivalent (CO2e) emissions totaled 14.2 million tonnes (MMt), representing a 3.4% decrease compared to the same quarter in 2024. Most of this reduction was achieved through the commissioning of compression systems and the implementation of energy efficiency measures. Sulfur Oxides Emissions Sulfur oxides (SO?) emissions totaled 384.9 metric tonnes (Mt), representing a 28.9% increase compared to the first quarter of 2024. This increase was primarily due to higher volumes of acid gas being flared in exploration and extraction activities, as well as intermittent operation of sulfur recovery systems, particularly at the gas processing complexes. Water Reuse The water reuse rate relative to total water use showed a 12.4% decrease compared to the first quarter of 2024. This reduction was primarily due to the start of recording water volumes used at the Olmeca Refinery. It is expected that, once the refinery’s stabilization period concludes, the necessary equipment will be fully operational to enable water reuse. Initiatives for Emission Reduction and Climate Change Adaptation Emissions Trading System Work centers participating in the pilot phase of the Emissions Trading System completed the closure of their 2024 emissions inventories for reporting and verification in 2025. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 24 of 121 Greenhouse Gas Emission Reductions in Industrial Transformation During the first quarter, in the Industrial Transformation business line, pipelines, engines, pumps, and combustion equipment burners were rehabilitated to increase process efficiency and reduce vented gas volumes. Gas Utilization By the end of the quarter, progress had been made in implementing gas handling and utilization projects within the Exploration and Extraction business line, such as the reactivation of boosters, compressor overhauls, and the expansion of transportation infrastructure for gas management and operational flexibility. However, unforeseen contingencies caused delays in infrastructure delivery. Combined with the startup of new producing wells, these factors interrupted the trend of greenhouse gas (GHG) emission reductions during the first quarter of 2025. Methane Emissions Work continued on the implementation of leak detection and repair programs for offshore and southeastern infrastructure. Regarding the technical cooperation agreement between the United States Environmental Protection Agency (EPA) and PEMEX, the evaluation of methane emission reduction opportunities was completed, and active projects were identified in both the Exploration and Extraction and Industrial Transformation business lines. Efforts to strengthen leak detection and repair capacities also continued. Climate Change Adaptation As of the date of this report, climate risk analyses are being developed for the Matapionche, Arenque, Burgos, Ciudad Pemex, and Poza Rica gas processing centers, the Cangrejera Petrochemical Complex, and the Salamanca, Minatitlán, Tula, and Cadereyta refineries. Monitoring of Critical Risk Management Program As of the first quarter of 2025, out of a total inventory of 240 environmental risks, the following progress has been made:  61 risks have been addressed,  65 risks are in the process of being addressed,  64 risks have work programs scheduled for subsequent years, and  The remaining risks are pending assignment to a work program. Among Priority 1 risks, 17 have been addressed, 17 are in progress, and 4 are pending assignment to a program. To address the full inventory of environmental risks, a total investment of Ps. 15.5 billion has been estimated, which will contribute to the mitigation of soil, water, and air impacts. Social Industrial Safety and Occupational Health PEMEX maintains its focus on comprehensive risk management, strengthening industrial safety and occupational health systems. The strategy is centered on the identification, assessment, and mitigation of critical risks, with a strong emphasis on incident prevention and the protection of strategic assets. These actions reflect the company’s ongoing commitment to safe operations, operational continuity, and the preservation of human capital. Frequency Index[2] As of the first quarter of 2025, PEMEX’s cumulative frequency index stood at 0.25 accidents per million man-hours worked with exposure to risk, a 19% reduction compared to the same period in the previous year, when the index was 0.31.

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

The distribution of occupational accidents within PEMEX during the period was as follows: i) Industrial Transformation Unit: 11 injured workers; ii) Exploration and Extraction Unit: 5 injured workers; iii) Corporate Unit: 3 injured workers; iv) Logistics Unit: 2 injured workers.

Severity Index[3]

The cumulative severity index for PEMEX personnel in 1Q25 was 7 lost workdays per million man-hours worked with exposure to risk, representing a 22% reduction compared to 9 lost days recorded in the same period of the previous year.

In all moderate and severe events, Petróleos Mexicanos performs a root cause analysis (RCA) to identify the causes that originate them and define corrective actions to prevent recurrence. In very serious events, the analyses have been developed by independent investigators, which guarantees total transparency and allows the strengthening of the PEMEX SSPA System and accountability to stakeholders.

Safety Initiatives

During the first quarter of 2025, PEMEX carried out various safety initiatives, including second-party audits in Safety, Health, and Environmental Protection (SSPA), technical advisory and operational support to facilities, and accident prevention programs at work centers with lower performance, aimed at ensuring safe and reliable operations.

Work also continued on updating the Health Risk Atlases, as well as developing and implementing Occupational Health Programs. In addition, follow-up audits and inspection visits were conducted, and safety alerts were issued, notably regarding a fatality event in the Salamanca Pipeline Sector.

Senior Management Commitment

On January 30, 2025, PEMEX held the event titled "Senior Management Commitment to Safety and Health at Work" with the objective of raising awareness and promoting understanding among personnel regarding the identification, assessment, and control of risks within their respective work areas.

Industrial Safety and Reliability Risk Inventory

As of the end of the first quarter of 2025, the industrial safety risk inventory totaled 119 risks. Three risks were addressed by the Industrial Transformation business line, while 116 risks remain pending, each covered by an active mitigation program. The total investment allocated for risk management amounts to Ps. 6.3 billion.

Throughout 2025, the business lines will continue to incorporate any new risks identified during their operational processes.

Social Responsibility

During 1Q25, PEMEX promoted Programs, Works, and Actions (PROAs) aimed at improving people's living conditions, strengthening community cohesion, and promoting harmonious coexistence between its productive activities and the social environment. Each project is the result of constructive dialogue, active listening, and recognition of local realities.

In 1Q25, PEMEX allocated Ps. 494.9 million to social programs in oil-producing communities through the implementation of 68 PROAs. This figure represents an increase of Ps. 96.3 million compared to the same period in 2024, reflecting the company's strengthened commitment to social, economic, and territorial development in its areas of operation.

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State	Programs, Works, and Actions (PROAs)	
	PROAs (number)	Investment 1T25 (Ps. millones)
Campeche	11	29.2
Chiapas	3	19.3
Guanajuato	3	36.4
Hidalgo	6	74.0
Oaxaca	14	24.5
Tabasco	38	244.9
Tamaulipas	2	3.5
Tamaulipas / Nuevo León	3	7.0
Veracruz	4	55.1
Total	**84**	**494.9**

Investment 1Q25 by strategic axis


3.1%
6.9%
47.7%
38.7%
3.1%
0.5%
Public safety
Health
Projects
Environmental protection
Infrastructure
Education and sports

The interventions are aligned with the Sustainable Development Goals (SDGs) of the United Nations 2030 Agenda. In this sense, they not only respond to immediate needs, but also lay the foundation for inclusive, resilient and sustainable growth.

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During the quarter, several high-impact interventions have been implemented. Below are some of the key PROAs implemented during this period:

Program type	PROAs
Education (SDG 4, targets 4.1, 4.2, 4.a)	Enhancing the quality and accessibility of education in oil-producing communities. • Adaptation of inclusive classrooms in schools in Atasta, Campeche. • Delivery of school furniture to schools in Oaxaca and Tabasco. • Renovation of kindergarten facilities in Jalpa de Méndez, Tabasco. • Improvement of classroom and nutritional facilities at a telesecundaria in Comalcalco, Tabasco.
Infrastructure (SDG 11, target 11.7)	Revitalizing public spaces and promoting safe, accessible areas. • Hidalgo: Construction of the El Tablón sports complex (Atitalaquia) and renovation of El Maquío (Tezontepec), with new sports fields, gyms and cultural spaces. • Campeche: Creation of playgrounds in the communities of Carmen. • Hidalgo: Complete renovation of the Bomintzha public square in Tula de Allende. • Tabasco and Chiapas: Construction of community parks with recreational and sports areas in Huimanguillo, Cárdenas and Reforma.
Health (SDG 3, targets 3.4 y 3.8)	Improve access to health services and medicines, contributing to the reduction of mortality from preventable diseases. • Consultations, preventive lectures and tours of the Mobile Medical Unit in eight states. • Free mammograms in rural areas of Tabasco. • Delivery of 20 ambulances to the government of Tabasco to improve emergency care.
Public Utilities (SDG 11 target 11.1)	Improving the provision of basic public services. • Providing trucks for dredging, dumping and garbage collection in Campeche, Tabasco and Tamaulipas. • Provision of specialized machinery and equipment for public works in Campeche and Hidalgo. • Improve water infrastructure in Hidalgo and Campeche. • Installation of efficient public lighting in Oaxaca. • Support for security and civil protection with patrols, emergency kits and a fire truck in Tabasco and Tamaulipas.
Projects **(SDG 2 target 2.3)**	Productive projects in agriculture and fishing were supported, helping to improve incomes and efficiency: • Delivery of an agricultural tractor in Cunduacán, Tabasco, to optimize field work. • Provision of irrigation equipment in Santa María Mixtequilla, Oaxaca, to improve water efficiency and agricultural yields.
Road infrastructure **(SDG 9 target 9.1)**	Road construction and rehabilitation works were carried out in seven municipalities in Tabasco, improving connectivity, mobility and access to essential services.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Governance

Declaration of Installation of the Board of Directors

On October 31, 2024, the Decree amending the fifth paragraph of Article 25, the sixth and seventh paragraphs of Article 27, and the fourth paragraph of Article 28 of the Political Constitution of the United Mexican States, regarding strategic areas and state-owned enterprises, was published in the Official Gazette of the Federation (DOF). As a result, PEMEX legally became a State-Owned Enterprise.

On March 18, 2025, the Decree issuing, among other regulations, the Law on the State-Owned Company Petróleos Mexicanos (LEPEPM) was published in the Official Gazette of the Federation and entered into force the following day.

During Installation Session No. 1035, held on April 22, 2025, the Board of Directors of PEMEX was formally installed through Resolution CA-018/2025.

Board of Directors of Petróleos Mexicanos	
State Representatives	
Representative	**Substitute**
Luz Elena González Escobar Secretary of Energy President	**Juan José Vidal Amaro** Deputy Secretary of Hydrocarbons, Ministry of Energy
Edgar Abraham Amador Zamora Secretary of Finance and Public Credit	**Carlos Gabriel Lerma Cotera** Deputy Secretary of Revenue Ministry of Finance
Federal Government Representatives	
Representative	**Substitute**
Alicia Isabel Adriana Bárcena Ibarra Secretary of Environment and Natural Resources	**Ileana Augusta Villalobos Estrada** Deputy Secretary of Environmental Regulation Ministry of Environment and Natural Resources
Rosaura Ruíz Gutiérrez Secretary of Science, Humanities, Technology, and Innovation	**Juan Luis Díaz de León Santiago** Deputy Secretary of Technological Development, Linkage and Innovation Secretary of Science, Humanities, Technology, and Innovation
Emilia Esther Calleja Alor Director General, Federal Electricity Commission	**Liliana Barrera Jiménez** Corporate Director of Commercial Businesses
Independent Board Members	
María del Rosío Vargas Suárez	
Juan José Paullada Figueroa	
Vacant	
Secretary and Assistant Secretary	
Jennifer Krystel Castillo Madrid	Ana Laura Sierra Fernández

Pemex Cumple

During 1Q25, PEMEX continued the implementation of the 'Pemex Cumple' Compliance Program, aligned with its four strategic pillars. This initiative supports the objectives of the 2023–2027 Business Plan by strengthening the culture of compliance, preventing corruption risks, and consolidating principles of ethics and corporate integrity. The following progress was achieved:

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Training

During the quarter, a total of 1,066 employees received training on ethics, integrity, and transparency.

- 539 employees were trained on compliance topics through the courses “Our Codes”, “Anti-Corruption Policy”, and “Conflict of Interest”.
- 527 employees were trained in Transparency, Access to Information, and Personal Data Protection, both in-person and remotely.

Due Diligence Opinions

In the Due Diligence System (SIDEDI), 810 review processes were completed, resulting in 796 favorable opinions for entering into commercial agreements with third parties.

Promotion of Compliance

PEMEX continued monitoring changes to legal and regulatory frameworks related to transparency, access to information, and personal data protection to ensure compliance across all areas of the company.

Governance	From January 1 to March 31	
	2024	2025
Compliance with "Pemex Cumple" comprehensive training program (%)	26.5	245.0
Application of due diligence to third parties (%)	91.69	98.27

External Perception of Integrity and Anti-Corruption Efforts

According to the 2024 National Survey on Corruption and Impunity conducted by Mexicans Against Corruption and Impunity (MCCI), community institutions such as public schools and small businesses continue to be perceived as the least corrupt, followed by the armed forces, including the Navy and the Army. In contrast, political parties, prisons, and police forces remain among the institutions perceived as most corrupt.

Within this context, PEMEX has shown progressive and positive changes in public perception. In 2019, PEMEX ranked 19th among the most poorly rated institutions, while in 2024 it advanced to 12th place. This improvement reflects a significant gain in public trust, moving from one of the least trusted institutions to one of the most improved during the analysis period.


Ranking of Institutions with the Least Perceived Corruption (2019-2024)
Ranking Position
Year
2019
2020
2021
2022
2023
2024
Small Businesses
The Navy
Public Schools
The Army
National Guard
Federal Electricity Commission (CFE)
Servants of the Nation
IMSS
PEMEX
Media
Electoral Authorities
Judges and Magistrates
Large Business Owners
Public Prosecutors
Traffic Police
Prisons
Political Parties

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Ticker: PEMEX Quarter: 1 Year: 2025

Source: Chart adapted from 2024 National Survey on Corruption and Impunity. Mexicans Against Corruption and Impunity (MCCI). The full results in Spanish are available at: https://contralacorrupcion.mx/encuesta-mcci-2024/

[1] Does not Include nitrogen. Includes production from business partners.

[2] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours.

[3] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death.

Financial position, liquidity and capital resources [text block]

Financial Summary

Revenues

Total revenues from sales and services decreased by 2.5% to Ps. 395.6 billion in 1Q25 compared to 1Q24. This decrease was due to lower volumes of crude oil sold, offset by higher prices for gasoline, diesel, LPG and natural gas.

Cost of Sales

Cost of sales decreased by 13.1%, including fixed assets impairment. This was due to a reduction in extraction duties (which will be eliminated from 2025), conservation and maintenance costs, inventory variation, unsuccessful wells, and lower impairment of fixed assets.

Taxes and Duties

In 1Q25, total taxes and duties, including the Welfare Oil Duty (DEPEBI), amounted of Ps. 57.1 billion, 79.3% higher than in 1Q24.

This increase is mainly due to the incentive applied in 1Q24, which granted a tax credit of 100% of the provisional DUC payment for January 2024, and the fact that the Welfare Oil Duty includes taxes and duties that were previously included in the cost of sales.

Net Income

In 1Q25, PEMEX recorded a net loss of Ps. 43.3 billion, compared to a net income of Ps. 4.7 billion in 1Q24.

The main factors contributing to this variation were: the decrease in sales; increases in other expenses, administrative expenses, financial expenses, foreign exchange losses, and taxes and duties; partially offset by a decrease in cost of sales, including impairment of fixed assets; and increases in other income and income from derivative financial instruments.

Financial Debt

Total financial debt increased by 3.8% compared to the end of 2024, due to the depreciation of the peso against the dollar as of March 31, 2025, with the implementation of the comprehensive strategy designed jointly with the Federal Government. In line with the above, we will seek to reduce the balance of financial debt during the year to report a lower balance at the end of 2025 compared to the end of 2024.

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PEMEX Consolidated
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As of March 31, 2025, the exchange rate was Ps. 20.3182 per U.S. $ 1.00, resulting in a financial debt balance of U.S. $ 101.1 billion or Ps. 2,053.5 billion.

Financial Resources

PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 5.9 billion and Ps. 20.5 billion. As of March 31, 2025, Ps. 5.5 billion and U.S. $ 0.5 million were available.

EBITDA

EBITDA in 1Q25 amounted to Ps. 124.4 billion.

CAPEX

In 1Q25, capital expenditures amounted to Ps. 72.1 billion, 41.8% higher than in the same period of 2024.

Consolidated Income Statement from January 1 to March 31, 2025

Total Revenues from Sales and Services

Total revenues from sales and services reached Ps. 395.6 billion, representing a 2.5% decrease compared to the first quarter of 2024. This variation was mainly attributable to:

-a 7.6% decrease in the value of export sales, primarily due to lower volumes of crude oil sold; and
-a slight increase of 1.2% in the value of domestic sales, mainly driven by higher prices for gasoline, diesel, liquefied petroleum gas (LPG), and natural gas.

Cost of Sales

Cost of sales decreased by 13.1%, including the effect of fixed asset impairment. This decrease is mainly explained by the following factors:

1. A Ps. 5.6 billion reduction in fixed asset impairment in 1Q25, compared to an impairment of Ps. 7.6 billion in 1Q24;
2. A Ps. 10.1 billion decrease in hydrocarbon extraction duties, following the elimination of this obligation as of 2025;
3. A Ps. 11.6 billion reduction in preservation and maintenance expenses;
4. A Ps. 15.1 billion decrease in inventory variation; and
5. A Ps. 6.7 billion reduction in unsuccessful wells expenditures.

Taxes and Duties

During 1Q25, PEMEX recorded a total tax and duty charge of Ps. 57.1 billion, including the Welfare Oil Duty (Derecho Petrolero para el Bienestar), compared to Ps. 31.9 billion in 1Q24.

This increase is mainly attributable to two factors:

i) the tax credit applied in 1Q24 under the decree dated February 13, 2024, which granted a 100% fiscal credit equivalent to the provisional DUC payment for January 2024; and
ii) the design of the Welfare Oil Duty, which integrates certain taxes and duties that were previously recorded under cost of sales.

As a result, the tax liability for the quarter increased by 79.3% compared to the same period of the previous year.

Net Income Evolution (Loss)

In 1Q25, PEMEX reported a net loss of Ps. 43.3 billion, compared to a net income of Ps. 4.7 billion in 1Q24.

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The main factors contributing to this variation were: i) a decrease in sales; ii) an increase in other expenses; iii) an increase in administrative expenses; iv) Higher financial costs; v) an increase in foreign exchange loss; vi) higher taxes and duties;

These effects were partially offset by i) a decrease in cost of sales, including fixed asset impairment; ii) an increase in other income from insurance recoveries related to claims; iii) a gain on financial derivative instruments.

During the quarter, PEMEX recorded a foreign exchange loss of Ps. 15.1 billion, compared to a foreign exchange gain of Ps. 33.4 billion in 1Q24. This variation resulted from a depreciation of the Mexican peso against the U.S. dollar in 1Q25, compared to an appreciation during the same period in the previous year. The exchange rate moved from Ps. 20.2683 per U.S. $ 1.00 on December 31, 2024, to Ps. 20.3182 per U.S. $ 1.00 on March 31, 2025, reflecting a 0.25% variation.

Additionally, PEMEX recorded a gain of Ps. 1.8 billion on financial derivative instruments in 1Q25, compared to a loss of Ps. 5.7 billion in 1Q24. This improvement was mainly due to changes in the fair value of cross-currency swaps, foreign exchange options, and crude oil options.

The impairment of fixed assets totaled Ps. 5.6 billion in 1Q25, compared to Ps. 7.6 billion in the same period of the previous year.

Comprehensive Income (Loss)
In 1Q25, PEMEX recorded a comprehensive loss of Ps. 137.6 billion, primarily driven by: the net loss of Ps. 43.3 billion; actuarial losses totaling Ps. 95.6 billion; and positive foreign currency translation effects of Ps. 1.3 billion, resulting from the depreciation of the Mexican peso against the U.S. dollar.

Consolidated Balance Sheet as of March 31, 2025

Working Capital
As of March 31, 2025, negative working capital stood at Ps. 722.6 billion, compared to Ps. 768.0 billion as of December 31, 2024. The Ps. 45.4 billion improvement was mainly driven by:

- an increase in cash and cash equivalents and accounts receivable of Ps. 67.6 billion;
- an increase in Federal Government Bonds of Ps. 17.5 billion;
- a decrease in supplier account of Ps. 101.6 billion; and
- a decrease in taxes and duties payable of Ps. 10.3 billion;

These effects were partially offset by:

- a decrease in inventories of Ps. 24.1 billion; and an increase in short-term debt of Ps. 136.6 billion.

Debt

Financial Resources
As of March 31, 2025, Petróleos Mexicanos, its Productive Subsidiary Enterprises, and affiliated companies carried out financing activities—including short-term bank loans—amounting to Ps. 377.8 billion (U.S. $ 18.6 billion). Total recorded amortizations during the period amounted to Ps. 299.1 billion (U.S. $ 14.7 billion).

Approximately 89% of the debt is denominated in currencies other than the Mexican peso, primarily in U.S. $, and is converted to Ps. for accounting purposes using the closing exchange rate.

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Financing Activities

In line with the Business Plan of Petróleos Mexicanos and its Subsidiary Productive Companies 2023-2027, we continue with the strategy of convergence to zero net indebtedness.

Financial Market Operations

In the first quarter of 2024, PEMEX completed the following financial operations:

Date	Financial instrument	Amount (Billion)	Maturity
January 22, 2025	Contract	U.S. $ 0.4	March 2026
February 7, 2025	Contract	U.S. $ 1.5	May 2026
February 10, 2025	Contract	Ps. 5.0	February 2027
February 21, 2025	Contract	U.S. $ 1.0	June 2026
March 14, 2025	Contract	Ps. 5.0	March 2027
March 26, 2025	Contract	Ps. 6.0	March 2026

Revolving Credit Facilities

PEMEX maintains revolving credit facilities for liquidity management totaling U.S. $ 5.9 billion and Ps. 20.5 billion. As of March 31, 2025, Ps. 5.5 billion and U.S. $ 0.5 million remained available.

Hedging Strategy

Crude Oil

The Crude Oil Hedging Strategy covers approximately 38% of PEMEX's estimated total exposure for fiscal year 2025. The strategy consisted of the purchase of monthly put spreads, providing protection against declines in the price of the Mexican crude oil basket by up to U.S. $ 5 per barrel, starting from a price level that PEMEX considers appropriate for 2025, balancing cost and protection.

Crack Spread

In 2025, PEMEX has implemented a strategy to protect its cash flows against a reduction in the gasoline crack spread. As of the end of March, the strategy covers 3.78 million barrels of gasoline for the period from March to June 2025.

The strategy involved fixing the gasoline-to-crude price differential through fixed-floating swaps with monthly settlement[1]. An average level of U.S. $ 25.34 per barrel was set for the gasoline crack spread, U.S. $ 8.64 higher than the level considered in the 2025 Federal Revenue Law.

As a result of the volatility observed in the gasoline crack spread during the first quarter of 2025, the hedge generated a net benefit of U.S. $ 2.2 million for PEMEX.

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Investment Activities

Budgeted Investment[2]

For fiscal year 2025, PEMEX has an approved investment budget of Ps. 211.5 billion (U.S. $ 10.3 billion[3]). As of March 31, 2025, Ps. 103.3 billion (U.S. $ 5.06 billion[4]) had been exercised, representing 49% of the approved budget.

Business Unit	2025 Budget (Ps. billion)	Investment Exercised as of March 31, 2025 (Ps. billion)
Exploration and Extraction[8]	180.5	99.6
Industrial Transformation	22.5	2.2
Logistics	7.3	1
Corporate	1.2	0.5
Total	**211.5**	**103.3**

Budgetary investment has been primarily directed toward supporting hydrocarbon extraction and refining processes to produce refined products and gas liquids. In the Exploration and Extraction segment, resources continue to be allocated to accelerate the start-up of new field developments, which have helped offset the natural decline of mature fields. Investments are also being made in the Refinery Rehabilitation Plan to enhance operational reliability and increase crude processing capacity for the commercialization of refined products in the domestic market.

As of March 31, 2025, the following capital contributions to subsidiary companies had been made: Ps. 0.63 billion to capitalize subsidiaries within the fertilizer business line, and Ps. 0.13 billion to *Gasolinas Bienestar*.

Capital Investment (CAPEX)

For fiscal year 2025, PEMEX has an approved capital investment (CAPEX) budget of Ps. 127.2 billion (U.S. $ 6.2 billion[9]). As of March 31, 2025, Ps. 72.1 billion (U.S. $ 3.5 billion[10]) had been exercised, representing 56.7% of the approved CAPEX.

Business Unit	2025 Budget (Ps. billion)	CAPEX Exercised as of March 31, 2025 (Ps. billion)
Exploration and Extraction	97.8	69.2
Industrial Transformation	21.1	1.6
Logistics	7.3	1
Corporativo	1	0.3
Total	**127.2**	**72.1**

Other Relevant Topics

Constitutional Reform and New Legal Framework for PEMEX

On October 31, 2024, the constitutional reform decree amending Articles 25, 27, and 28 regarding strategic areas and state-owned enterprises was published in the Official Gazette of the Federation (DOF). As a result, effective November 1, 2024, Petróleos Mexicanos (PEMEX) changed its legal status to a state-owned enterprise, operating under the jurisdiction of the Ministry of Energy (SENER).

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Subsequently, on March 18, 2025, the new secondary regulatory framework was published and entered into force on March 19, 2025, comprising the following key components:

<u>**Law on the State-Owned Company, Petróleos Mexicanos (LEPEPM)**</u>:

- Established PEMEX as a vertically integrated state-owned company, assuming the rights and obligations of its subsidiaries (Exploration, Transformation, and Logistics), which were consequently dissolved.
- Reinforced the company's commitment to sustainability, integrating the development of clean energy and the transition to a low-carbon economy into its mission.
- Maintained PEMEX's unique financial regime and continued adherence to International Financial Reporting Standards (IFRS).
- Reconstituted the Board of Directors to eight members, including three independent directors appointed by the Executive and ratified by the Senate.
- Introduced a new corporate structure with six support committees, including the Remuneration and Austerity, Subsidiaries, and Sustainability committees.
- Authorized the formation of strategic partnerships with third parties, including the allocation of costs, expenses, investments, and risks.
- Preserved existing labor rights and obligations without modification.

<u>**Hydrocarbons Sector Law (LSH):**</u>

- Empowered SENER to grant PEMEX assignments for both sole and mixed development.
- Authorized SENER to conduct competitive bidding rounds for exploration and extraction contracts with third parties.
- Allowed PEMEX to form alliances or partnerships to participate in bidding processes.
- Strengthened mechanisms for transparency, competition, and oversight.
- Transferred the functions of the National Hydrocarbons Commission to SENER and designated the newly created National Energy Commission as the sector's regulatory body, replacing the former Energy Regulatory Commission.

<u>**The Hydrocarbons Revenue Law (LISH)**</u>

- Simplified PEMEX's tax regime through the consolidation of the previous system into a single framework. Replaced three prior taxes—profit-sharing duty, hydrocarbon extraction duty, and hydrocarbon exploration duty—with the newly established Welfare Oil Duty (Derecho Petrolero para el Bienestar).
- Implemented a single-rate model based on gross revenues, reference prices, and fiscal regions.

Mexican Petroleum Fund for Stabilization and Development Law (LFMPED):

- Expanded the role of the Mexican Petroleum Fund in ensuring the transparent management of oil revenues for the benefit of future generations.
- Integrated the Fund's assets with revenues derived from all forms of exploration and extraction activities.

The full text of the laws in Spanish is available at:
https://dof.gob.mx/nota_detalle.php?codigo=5752329&fecha=18/03/2025#gsc.tab=0

Declaration of Installation of PEMEX's Board of Directors

As a result of the enactment of the Law on the State-Owned Company Petróleos Mexicanos, the new Board of Directors of PEMEX (CAPEMEX) was formally installed during Session No. 1035, held on April 22, 2025, through Resolution CA-018/2025, with the following members:

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Secretary of Energy
Luz Elena González Escobar, Chairwoman of the Board

Secretary of Finance and Public Credit
Edgar Abraham Amador Zamora

Secretary of Environment and Natural Resources
Alicia Isabel Adriana Bárcena Ibarra

Secretary of Science, Humanities, Technology, and Innovation
Rosaura Ruíz Gutiérrez

Director General of the Federal Electricity Commission
Emilia Esther Calleja Alor

Independent Board Members:
María del Rosío Vargas Suárez
Juan José Paullada Figueroa
Vacant

The composition of the CAPEMEX is detailed in the Governance section of this report.

Guidelines for Mixed Development Schemes

During Meeting No. 1035 held on April 22, 2025, PEMEX's Board of Directors (CAPEMEX) approved, through Resolution CA-025/2025, the *Guidelines for Mixed Development Schemes*.

On April 29, 2025, the corresponding notice was published in the Official Gazette of the Federation (DOF), informing the public of the electronic addresses where the Guidelines for Mixed Development Schemes can be accessed:

- https://www.pemex.com/Documents/dof/lineamien_esq_desarrollo_mixto_202504.pdf
- https://www.dof.gob.mx/2025/PEMEX/lineamien_esq_desarrollo_mixto_202504.pdf

PEMEX Joins the Global Initiative "Zero Routine Flaring by 2030"

On March 26, 2025, PEMEX formally joined the global initiative "Zero Routine Flaring by 2030," committing to eliminate routine gas flaring in all new oil field development projects and to phase out existing routine flaring activities by 2030.

This initiative, led by the Global Flaring and Methane Reduction Alliance (GFMR) and sponsored by the World Bank, aims to support the reduction of greenhouse gas emissions in the oil and gas sector. The GFMR provides technical and financial assistance, facilitates policy reforms, strengthens institutional capacities, and mobilizes financing to assist governments and national oil companies in eliminating routine flaring and reducing methane emissions.

Advances in Corporate Integrity

Since its adoption in July 2017 by the Board of Directors of Petróleos Mexicanos (CAPEMEX), the "Pemex Cumple" Compliance Program—implemented across PEMEX and its subsidiaries to prevent corruption, legal, and compliance risks—has demonstrated steady progress in the Corporate Integrity Index (IC 500) assessment.

The IC 500, compiled by Mexicans Against Corruption and Impunity (MCCI), Expansión magazine, the United States Agency for International Development (USAID), and Transparencia Mexicana, evaluates the existence, quality, publicity, and transparency of integrity policies published by the 500 most important companies in Mexico. Higher scores are awarded to companies that design,

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PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 37 of 121 publish, and implement integrity policies, demonstrating a firm commitment by senior management, employees, business partners, shareholders, suppliers, and customers to fighting corruption. The assessment measures 29 elements across five components: 1. Statement of principles, 2. Relationships with third parties, 3. Training and outreach, 4. Reporting system, 5. Availability of information. In the latest evaluation for 2024, published in April 2025, PEMEX achieved a score of 96.08 out of 100, ranking third among the companies with the highest levels of corporate integrity. The results of the 2024 evaluation can be viewed at the following link: IC_500_2024_OKconcambios_-2.pdf FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the same one of the previous year, unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on unaudited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. We show a reconciliation of EBITDA to net income in Table 33 of the annexes to this report. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that our current financing PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 38 of 121 agreements do not include financial covenants or events of default that would be triggered as a result of our having negative equity. Methodology We might change the methodology of the information disclosed to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that we maintain our consolidated financial statements and accounting records in pesos. As of March 31, 2025, the exchange rate of Ps. 20.3182 = U.S. $ 1.00 is used. Fiscal Regime As of January 1, 2015, the fiscal regime of Petróleos Mexicanos is established in the Hydrocarbons Revenue Law. On March 18, 2025, the new secondary regulatory framework was published in the Official Gazette of the Federation. Various articles that modify PEMEX's fiscal regime were reformed and repealed in the Hydrocarbons Revenue Law. The Profit-Sharing Duty, the Hydrocarbon Extraction Duty, and the Hydrocarbon Exploration Duty were repealed and replaced by the Welfare Oil Duty. This new duty establishes a single rate applicable to the value of hydrocarbons extracted by assignees, simplifying the fiscal regime. A unified rate of 30% is established on the value of extracted hydrocarbons, without allowing deductions, and a differentiated rate of 11.63% for non-associated gas. Additionally, the reform exempts PEMEX from paying Income Tax (ISR) due to its change in legal nature to a public state-owned company. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican Government. The IEPS rate is calculated as the difference between the retail or “final price,” and the “producer price” of products. If the “final price” is higher than the “producer price,” the IEPS is paid by the final consumer. If the opposite occurs, the “negative IEPS” amount can be credited against certain of PEMEX’s tax liabilities and included in “Other income (expenses)” in its Income Statement. Starting January 1, 2018, gasoline and diesel prices for consumers are determined by market conditions Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1). Hydrocarbon Reserves In accordance with the Hydrocarbons Sector Law, published in the Official Gazette of the Federation on March 18, 2025, the Ministry of Energy (SENER) will establish and manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 39 of 121 valuation studies and certifications. On August 13, 2015, the CNH published the Guidelines regulating the procedure for quantifying and certifying the Nation's reserves and the report on related contingent resources. As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in our Form 20-F and our Annual Report to the CNBV and SEC, available at www.pemex.com. Forward-looking Statements This report contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the CNBV and the SEC, in our annual reports, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. We may include forward- looking statements that address, among other things, our:  exploration and extraction activities, including drilling;  activities relating to import, export, refining, petrochemicals and transportation of petroleum, natural gas and oil products;  activities relating to the generation of electrical energy;  projected and targeted capital expenditures and other costs, commitments and revenues, and  liquidity and sources of funding,including our ability to continue as a going concern;  strategic alliances with third parties; and  the monetization of specific assets. Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to:  changes in international crude oil and natural gas prices;  effects on us from competition, including on our ability to hire and retain skilled personnel;  limitations on our access to sources of financing on competitive terms;  our ability to find, acquire or have the right to access additional hydrocarbons reserves and to develop the reserves that we obtain successfully;  uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;  technical difficulties;  significant developments in the global economy;  significant economic or political developments in Mexico, including developments relating to the implementation of the laws that implement the new legal framework contemplated by the Energy Reform Decree (as described in our most recent Annual Report and Form 20-F);  developments affecting the energy sector; and  changes in our legal regime or regulatory environment, including tax and environmental regulations. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in our most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and our most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward- looking statement. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 40 of 121 ACCRONYMS USED IN THIS DOCUMENT Thousand barrels per day (Mbd) Million barrels (MMb) Million barrels of oil equivalent (MMboe) Million barrels of oil equivalent per day (MMboed) Million cubic feet per day (MMcfd) Thousand tons (Mt) Million tons (MMt) Dollars of the United States of America (U.S. $) Mexican pesos (Ps.) Meters (m) Kilometers (km) Square kilometers (km2) [1] If the observed crack spread (i.e., the difference between the gasoline price and the WTI crude price) is lower than the fixed crack spread contracted, PEMEX receives the difference. Conversely, if the observed crack spread exceeds the fixed crack spread, PEMEX must pay the difference. [2] Includes non-capitalizable investment. [3] The Ps. to U.S. $ conversion was made using the average exchange rate applied for the March 2025 budget adjustment: Ps. 20.6 = U.S. $ 1.00. [4] The Ps. to U.S. $ conversion was made using the average exchange rate from January 1 to March 31, 2025: Ps. 20.4216 = U.S. $ 1.00. Internal control [text block] The information related to internal control has not had any changes with respect to the last annual information. Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Key Indicators

Indicator Group			Change	
	1Q24	1Q25	%	Amount
Mexican Mix (U.S. $/b)	72.59	66.28	-8.7	(6.31)
Gasoline reference price (U.S. $/b)	102.93	92.31	-10.3	(10.62)
Diesel reference price (U.S. $/b))	113.35	100.53	-11.3	(12.82)
LPG price by Decree (Ps./kilo)	9.74	12.07	23.9	2.33
International reference LPG (Ps./kilo)	7.77	9.85	26.7	2.08
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.31	4.24	83.5	1.93
Ps. per U.S. $	16.6780	20.3182	21.8	3.64

Indicator Group	1Q24	1Q25
Net Income (Loss) / Total Sales	0.01	-0.11
Income (loss) before Taxes and Duties / Total Sales	0.09	-0.11
Taxes and Duties / Total Sales	0.08	0.00
Net (Loss) income / Equity	-0.00	0.02
Income before taxes and duties / Total Assets	0.02	-0.019
Net income (loss) / Total Assets	0.002	-0.02

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[110000] General information about financial statements

Ticker:	PEMEX
Period covered by financial statements:	2025-01-01 al 2025-03-31
Date of end of reporting period:	2025-03-31
Name of reporting entity or other means of identification:	PEMEX
Description of presentation currency:	MXN
Level of rounding used in financial statements:	MILES
Consolidated:	Yes
Number of quarter:	1
Type of issuer:	ICS
Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period:	
Description of nature of financial statements:	

Disclosure of general information about financial statements [text block]

Follow-up of analysis [text block]

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[210000] Statement of financial position, current/non-current

Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Statement of financial position [abstract]		
Assets [abstract]		
Current assets [abstract]		
Cash and cash equivalents	156,489,300,000	88,841,826,000
Trade and other current receivables	222,794,665,000	233,597,032,000
Current tax assets, current	0	0
Other current financial assets	45,232,923,000	23,943,990,000
Current inventories	90,144,215,000	88,569,990,000
Current biological assets	0	0
Other current non-financial assets	5,876,371,000	4,601,883,000
Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners	520,537,474,000	439,554,721,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Total current assets	520,537,474,000	439,554,721,000
Non-current assets [abstract]		
Trade and other non-current receivables	1,059,789,000	1,021,778,000
Current tax assets, non-current	0	0
Non-current inventories	0	0
Non-current biological assets	0	0
Other non-current financial assets	0	21,135,321,000
Investments accounted for using equity method	0	0
Investments in subsidiaries, joint ventures and associates	2,663,602,000	2,692,938,000
Property, plant and equipment	1,626,144,136,000	1,650,532,712,000
Investment property	0	0
Right-of-use assets that do not meet definition of investment property	41,578,558,000	41,964,533,000
Goodwill	0	0
Intangible assets other than goodwill	14,429,547,000	17,088,276,000
Deferred tax assets	6,910,233,000	7,033,529,000
Other non-current non-financial assets	32,536,028,000	27,728,775,000
Total non-current assets	1,725,321,893,000	1,769,197,862,000
Total assets	2,245,859,367,000	2,208,752,583,000
Equity and liabilities [abstract]		
Liabilities [abstract]		
Current liabilities [abstract]		
Trade and other current payables	404,407,261,000	505,989,382,000
Current tax liabilities, current	75,656,868,000	85,941,389,000
Other current financial liabilities	673,356,847,000	534,190,984,000
Current lease liabilities	8,972,329,000	8,628,404,000
Other current non-financial liabilities	80,752,543,000	72,773,222,000
Current provisions [abstract]		
Current provisions for employee benefits	0	0
Other current provisions	0	0
Total current provisions	0	0
Total current liabilities other than liabilities included in disposal groups classified as held for sale	1,243,145,848,000	1,207,523,381,000
Liabilities included in disposal groups classified as held for sale	0	0
Total current liabilities	1,243,145,848,000	1,207,523,381,000
Non-current liabilities [abstract]		
Trade and other non-current payables	0	0
Current tax liabilities, non-current	0	0

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Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Other non-current financial liabilities	1,491,671,159,000	1,553,553,737,000
Non-current lease liabilities	37,498,261,000	38,196,862,000
Other non-current non-financial liabilities	15,454,026,000	17,692,461,000
Non-current provisions [abstract]		
Non-current provisions for employee benefits	1,345,150,399,000	1,232,589,895,000
Other non-current provisions	149,224,746,000	137,835,561,000
Total non-current provisions	1,494,375,145,000	1,370,425,456,000
Deferred tax liabilities	5,108,201,000	5,136,423,000
Total non-current liabilities	3,044,106,792,000	2,985,004,939,000
Total liabilities	4,287,252,640,000	4,192,528,320,000
Equity [abstract]		
Issued capital	1,499,449,629,000	1,419,447,057,000
Share premium	0	0
Treasury shares	0	0
Retained earnings	(3,732,230,307,000)	(3,688,903,027,000)
Other reserves	191,663,417,000	285,954,620,000
Total equity attributable to owners of parent	(2,041,117,261,000)	(1,983,501,350,000)
Non-controlling interests	(276,012,000)	(274,387,000)
Total equity	(2,041,393,273,000)	(1,983,775,737,000)
Total equity and liabilities	2,245,859,367,000	2,208,752,583,000

44 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 45 of 121 [310000] Statement of comprehensive income, profit or loss, by function of expense Concept Accumulated Current Year 2025-01-01 - 2025-03-31 Accumulated Previous Year 2024-01-01 - 2024-03-31 Profit or loss [abstract] Profit (loss) [abstract] Revenue 395,589,503,000 405,898,379,000 Cost of sales 286,575,149,000 329,831,216,000 Gross profit 109,014,354,000 76,067,163,000 Distribution costs 4,244,691,000 2,495,682,000 Administrative expenses 46,915,874,000 40,724,709,000 Other income 12,362,124,000 4,249,623,000 Other expense 6,628,283,000 698,882,000 Profit (loss) from operating activities 63,587,630,000 36,397,513,000 Finance income 4,769,152,000 34,208,525,000 Finance costs 54,612,297,000 34,085,757,000 Share of profit (loss) of associates and joint ventures accounted for using equity method 67,301,000 30,897,000 Profit (loss) before tax 13,811,786,000 36,551,178,000 Tax income (expense) 57,140,718,000 31,868,972,000 Profit (loss) from continuing operations (43,328,932,000) 4,682,206,000 Profit (loss) from discontinued operations 0 0 Profit (loss) (43,328,932,000) 4,682,206,000 Profit (loss), attributable to [abstract] Profit (loss), attributable to owners of parent (43,327,280,000) 4,696,102,000 Profit (loss), attributable to non-controlling interests (1,652,000) (13,896,000) Earnings per share [text block] Earnings per share [abstract] Earnings per share [line items] Basic earnings per share [abstract] Basic earnings (loss) per share from continuing operations 0 0 Basic earnings (loss) per share from discontinued operations 0 0 Total basic earnings (loss) per share 0 0 Diluted earnings per share [abstract] Diluted earnings (loss) per share from continuing operations 0 0 Diluted earnings (loss) per share from discontinued operations 0 0 Total diluted earnings (loss) per share 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 46 of 121 [410000] Statement of comprehensive income, OCI components presented net of tax Concept Accumulated Current Year 2025-01-01 - 2025-03-31 Accumulated Previous Year 2024-01-01 - 2024-03-31 Statement of comprehensive income [abstract] Profit (loss) (43,328,932,000) 4,682,206,000 Other comprehensive income [abstract] Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract] Other comprehensive income, net of tax, gains (losses) from investments in equity instruments 0 0 Other comprehensive income, net of tax, gains (losses) on revaluation 0 0 Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans (95,566,136,000) 38,000 Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability 0 0 Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax 0 0 Total other comprehensive income that will not be reclassified to profit or loss, net of tax (95,566,136,000) 38,000 Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract] Exchange differences on translation [abstract] Gains (losses) on exchange differences on translation, net of tax 1,274,960,000 (5,989,199,000) Reclassification adjustments on exchange differences on translation, net of tax 0 0 Other comprehensive income, net of tax, exchange differences on translation 1,274,960,000 (5,989,199,000) Available-for-sale financial assets [abstract] Gains (losses) on remeasuring available-for-sale financial assets, net of tax 0 0 Reclassification adjustments on available-for-sale financial assets, net of tax 0 0 Other comprehensive income, net of tax, available-for-sale financial assets 0 0 Cash flow hedges [abstract] Gains (losses) on cash flow hedges, net of tax 0 0 Reclassification adjustments on cash flow hedges, net of tax 0 0 Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax 0 0 Other comprehensive income, net of tax, cash flow hedges 0 0 Hedges of net investment in foreign operations [abstract] Gains (losses) on hedges of net investments in foreign operations, net of tax 0 0 Reclassification adjustments on hedges of net investments in foreign operations, net of tax 0 0 Other comprehensive income, net of tax, hedges of net investments in foreign operations 0 0 Change in value of time value of options [abstract] Gains (losses) on change in value of time value of options, net of tax 0 0 Reclassification adjustments on change in value of time value of options, net of tax 0 0 Other comprehensive income, net of tax, change in value of time value of options 0 0 Change in value of forward elements of forward contracts [abstract] Gains (losses) on change in value of forward elements of forward contracts, net of tax 0 0 Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 47 of 121 Concept Accumulated Current Year 2025-01-01 - 2025-03-31 Accumulated Previous Year 2024-01-01 - 2024-03-31 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax 1,274,960,000 (5,989,199,000) Total other comprehensive income (94,291,176,000) (5,989,161,000) Total comprehensive income (137,620,108,000) (1,306,955,000) Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent (137,618,483,000) (1,292,778,000) Comprehensive income, attributable to non-controlling interests (1,625,000) (14,177,000) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 48 of 121 [520000] Statement of cash flows, indirect method Concept Accumulated Current Year 2025-01-01 - 2025-03-31 Accumulated Previous Year 2024-01-01 - 2024-03-31 Statement of cash flows [abstract] Cash flows from (used in) operating activities [abstract] Profit (loss) (43,328,932,000) 4,682,206,000 Adjustments to reconcile profit (loss) [abstract] + Discontinued operations 0 0 + Adjustments for income tax expense (10,189,449,000) (70,125,536,000) + (-) Adjustments for finance costs 0 0 + Adjustments for depreciation and amortisation expense 37,334,280,000 34,367,575,000 + Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss 5,620,328,000 7,645,843,000 + Adjustments for provisions 25,514,497,000 9,866,990,000 + (-) Adjustments for unrealised foreign exchange losses (gains) 9,873,338,000 (23,269,095,000) + Adjustments for share-based payments 0 0 + (-) Adjustments for fair value losses (gains) 0 0 - Adjustments for undistributed profits of associates 0 0 + (-) Adjustments for losses (gains) on disposal of non-current assets 0 0 + Participation in associates and joint ventures (67,301,000) (30,897,000) + (-) Adjustments for decrease (increase) in inventories (7,651,022,000) (4,716,132,000) + (-) Adjustments for decrease (increase) in trade accounts receivable 12,302,117,000 80,145,039,000 + (-) Adjustments for decrease (increase) in other operating receivables (1,146,835,000) 17,323,220,000 + (-) Adjustments for increase (decrease) in trade accounts payable (29,995,736,000) 5,851,469,000 + (-) Adjustments for increase (decrease) in other operating payables 7,979,321,000 (1,275,257,000) + Other adjustments for non-cash items 0 0 + Other adjustments for which cash effects are investing or financing cash flow 0 0 + Straight-line rent adjustment 0 0 + Amortization of lease fees 0 0 + Setting property values 0 0 + (-) Other adjustments to reconcile profit (loss) 934,728,000 8,537,623,000 + (-) Total adjustments to reconcile profit (loss) 50,508,266,000 64,320,842,000 Net cash flows from (used in) operations 7,179,334,000 69,003,048,000 - Dividends paid 0 0 + Dividends received 0 0 - Interest paid (41,401,868,000) (34,085,757,000) + Interest received (4,769,152,000) (6,539,289,000) + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 0 0 Net cash flows from (used in) operating activities 43,812,050,000 96,549,516,000 Cash flows from (used in) investing activities [abstract] + Cash flows from losing control of subsidiaries or other businesses 0 0 - Cash flows used in obtaining control of subsidiaries or other businesses 0 0 + Other cash receipts from sales of equity or debt instruments of other entities 0 0 - Other cash payments to acquire equity or debt instruments of other entities 0 0 + Other cash receipts from sales of interests in joint ventures 0 0 - Other cash payments to acquire interests in joint ventures 0 0 + Proceeds from sales of property, plant and equipment 0 0 - Purchase of property, plant and equipment 77,006,240,000 46,818,054,000 + Proceeds from sales of intangible assets 0 0 - Purchase of intangible assets 665,634,000 9,238,437,000 + Proceeds from sales of other long-term assets 0 0 - Purchase of other long-term assets 0 0

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Concept	Accumulated Current Year 2025-01-01 - 2025-03-31	Accumulated Previous Year 2024-01-01 - 2024-03-31
+ Proceeds from government grants	0	0
- Cash advances and loans made to other parties	0	0
+ Cash receipts from repayment of advances and loans made to other parties	0	0
- Cash payments for futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Cash receipts from futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Dividends received	0	0
- Interest paid	0	0
+ Interest received	2,260,882,000	779,484,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	(6,081,741,000)	(2,248,024,000)
Net cash flows from (used in) investing activities	(81,492,733,000)	(57,525,031,000)
Cash flows from (used in) financing activities [abstract]		
+ Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
- Payments from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
+ Proceeds from issuing shares	0	0
+ Proceeds from issuing other equity instruments	0	0
- Payments to acquire or redeem entity's shares	0	0
- Payments of other equity instruments	0	0
+ Proceeds from borrowings	377,847,363,000	265,844,278,000
- Repayments of borrowings	299,080,742,000	330,124,127,000
- Payments of finance lease liabilities	0	0
- Payments of lease liabilities	2,202,825,000	2,321,071,000
+ Proceeds from government grants	80,002,573,000	77,237,018,000
- Dividends paid	0	0
- Interest paid	55,966,327,000	50,977,215,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	4,566,928,000	5,507,896,000
Net cash flows from (used in) financing activities	105,166,970,000	(34,833,221,000)
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes	67,486,287,000	4,191,264,000
Effect of exchange rate changes on cash and cash equivalents [abstract]		
Effect of exchange rate changes on cash and cash equivalents	161,187,000	(912,387,000)
Net increase (decrease) in cash and cash equivalents	67,647,474,000	3,278,877,000
Cash and cash equivalents at beginning of period	88,841,826,000	68,747,375,000
Cash and cash equivalents at end of period	156,489,300,000	72,026,252,000

49 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[610000] Statement of changes in equity - Accumulated Current

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,391,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(43,327,280,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	1,274,933,000	0	0	0
Total comprehensive income	0	0	0	(43,327,280,000)	0	1,274,933,000	0	0	0
Issue of equity	80,002,572,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	80,002,572,000	0	0	(43,327,280,000)	0	1,274,933,000	0	0	0
Equity at end of period	1,499,449,629,000	0	0	(3,732,230,307,000)	0	62,691,324,000	0	0	0

50 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	224,538,229,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(95,566,136,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(95,566,136,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(95,566,136,000)	0	0	0
Equity at end of period	0	0	0	0	0	128,972,093,000	0	0	0

51 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	285,954,620,000	(1,983,501,350,000)	(274,387,000)	(1,983,775,737,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(43,327,280,000)	(1,652,000)	(43,328,932,000)
Other comprehensive income	0	0	0	0	(94,291,203,000)	(94,291,203,000)	27,000	(94,291,176,000)
Total comprehensive income	0	0	0	0	(94,291,203,000)	(137,618,483,000)	(1,625,000)	(137,620,108,000)
Issue of equity	0	0	0	0	0	80,002,572,000	0	80,002,572,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(94,291,203,000)	(57,615,911,000)	(1,625,000)	(57,617,536,000)
Equity at end of period	0	0	0	0	191,663,417,000	(2,041,117,261,000)	(276,012,000)	(2,041,393,273,000)

52 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[610000] Statement of changes in equity - Accumulated Previous

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	4,696,102,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(5,988,918,000)	0	0	0
Total comprehensive income	0	0	0	4,696,102,000	0	(5,988,918,000)	0	0	0
Issue of equity	77,237,018,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	77,237,018,000	0	0	4,696,102,000	0	(5,988,918,000)	0	0	0
Equity at end of period	1,340,175,025,000	0	0	(2,903,791,071,000)	0	(34,668,328,000)	0	0	0

53 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,405,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	38,000	0	0	0
Total comprehensive income	0	0	0	0	0	38,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	38,000	0	0	0
Equity at end of period	0	0	0	0	0	21,366,443,000	0	0	0

54 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	4,696,102,000	(13,896,000)	4,682,206,000
Other comprehensive income	0	0	0	0	(5,988,880,000)	(5,988,880,000)	(281,000)	(5,989,161,000)
Total comprehensive income	0	0	0	0	(5,988,880,000)	(1,292,778,000)	(14,177,000)	(1,306,955,000)
Issue of equity	0	0	0	0	0	77,237,018,000	0	77,237,018,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(5,988,880,000)	75,944,240,000	(14,177,000)	75,930,063,000
Equity at end of period	0	0	0	0	(13,301,885,000)	(1,576,917,931,000)	(130,816,000)	(1,577,048,747,000)

55 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[700000] Informative data about the Statement of financial position

Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Informative data of the Statement of Financial Position [abstract]		
Capital stock (nominal)	1,499,449,630,000	1,419,447,057,000
Restatement of capital stock	0	0
Plan assets for pensions and seniority premiums	909,457,000	111,430,000
Number of executives	0	0
Number of employees	129,347	129,198
Number of workers	0	0
Outstanding shares	0	0
Repurchased shares	0	0
Restricted cash	21,705,766,000	17,119,599,000
Guaranteed debt of associated companies	0	0

56 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[700002] Informative data about the Income statement

Concept	Accumulated Current Year 2025-01-01 - 2025-03-31	Accumulated Previous Year 2024-01-01 - 2024-03-31
Informative data of the Income Statement [abstract]		
Operating depreciation and amortization	35,904,021,000	32,880,697,000

57 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[700003] Informative data - Income statement for 12 months

Concept	Current Year 2024-04-01 - 2025-03-31	Previous Year 2023-04-01 - 2024-03-31
Informative data - Income Statement for 12 months [abstract]		
Revenue	1,662,364,030,000	1,707,397,014,000
Profit (loss) from operating activities	11,200,245,000	124,372,781,000
Profit (loss)	(828,599,092,000)	(43,901,905,000)
Profit (loss), attributable to owners of parent	(828,439,236,000)	(43,949,051,000)
Operating depreciation and amortization	149,873,533,000	142,380,415,000

58 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis] Domestic currency [member] Time interval [axis] Current year [member]	Domestic currency Until 1 year [member]	Domestic currency Until 2 years [member]	Domestic currency Until 3 years [member]	Domestic currency Until 4 years [member]	Domestic currency Until 5 years or more [member]	Foreign currency [member] Time interval [axis] Current year [member]	Foreign currency Until 1 year [member]	Foreign currency Until 2 years [member]	Foreign currency Until 3 years [member]	Foreign currency Until 4 years [member]	Foreign currency Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS (1) (8) 1	SI	2018-11-30	2028-11-14	SOFR 6M 3.61% + 2.03	0	0	0	0	0	0	507,955,000	0	507,955,000	507,955,000	507,955,000	0
CITIBANK NA (1) (8) 2	SI	2015-09-30	2025-12-15	SOFR 6M 3.81% + 1.33	0	0	0	0	0	0	1,015,910,000	0	0	0	0	0
CREDIT AGRICOLE CI (1) (8) 3	SI	2015-09-30	2025-12-15	SOFR 6M 3.81% + 1.33	0	0	0	0	0	0	965,115,000	0	0	0	0	0
SUMITOMO MITSUI BA (1) (8) 4	SI	2019-07-17	2028-01-29	SOFR 6M 4.34% + 1.27	0	0	0	0	0	0	262,741,000	262,741,000	525,482,000	525,482,000	0	0
SUMITOMO MITSUI BA (1) (8) 5	SI	2021-02-04	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	141,181,000	141,181,000	282,363,000	282,363,000	282,363,000	561,648,000
SUMITOMO MITSUI BA (1) (8) 6	SI	2021-08-11	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	6,342,000	6,342,000	12,684,000	12,684,000	12,684,000	25,367,000
SUMITOMO MITSUI BA (1) (8) 7	SI	2021-09-21	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,724,000	2,724,000	5,449,000	5,449,000	5,449,000	10,897,000
SUMITOMO MITSUI BA (1) (8) 8	SI	2021-11-16	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	3,389,000	3,389,000	6,779,000	6,779,000	6,779,000	13,558,000
SUMITOMO MITSUI BA (1) (8) 9	SI	2022-03-01	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	6,805,000	6,805,000	13,609,000	13,609,000	13,609,000	27,219,000
SUMITOMO MITSUI BA (1) (8) 10	SI	2022-05-12	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,804,000	2,804,000	5,607,000	5,607,000	5,607,000	11,215,000
SUMITOMO MITSUI BA (1) (8) 11	SI	2022-07-18	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	4,324,000	4,324,000	8,647,000	8,647,000	8,647,000	17,294,000
SUMITOMO MITSUI BA (1) (8) 12	SI	2022-08-11	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	2,856,000	2,856,000	5,712,000	5,712,000	5,712,000	11,425,000
SUMITOMO MITSUI BA (1) (8) 13	SI	2022-09-15	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	4,368,000	4,368,000	8,736,000	8,736,000	8,736,000	17,471,000
SUMITOMO MITSUI BA (1) (8) 14	SI	2023-01-20	2031-01-22	SOFR 6M 4.25% + 1.81	0	0	0	0	0	0	1,476,000	1,476,000	2,952,000	2,952,000	2,952,000	5,905,000
INT DEV NO PAG 15	NO	2025-03-31	2025-03-31	SOFR 6M 3.61% + 2.03	0	0	0	0	0	0	113,929,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	3,041,919,000	439,010,000	1,385,975,000	1,385,975,000	860,493,000	701,999,000
Commercial banks																
BANCO MERCANTIL DE (6) (11) 16	NO	2024-10-15	2025-04-11	TIIE fondeo 182 dias 10.90% + 3.70	2,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 17	NO	2024-11-29	2025-05-07	TIIE fondeo 182 dias 10.69%+3.70	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 18	NO	2024-12-05	2025-04-24	TIIE fondeo 182 dias 10.68%+3.70	2,200,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 19	NO	2024-12-13	2025-05-09	TIIE fondeo 182 dias 10.60%+3.70	1,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 20	NO	2024-12-23	2025-04-11	TIIE fondeo 91 dias 10.44% + 3.70	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 21	NO	2025-01-31	2025-04-11	TIIE fondeo 91 dias 10.12% + 3.50	250,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 22	NO	2025-01-31	2025-06-12	TIIE fondeo 182 dias 10.25%+3.50	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 23	NO	2025-02-10	2025-04-11	TIIE fondeo 91 dias 10.13% + 3.50	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 24	NO	2025-02-20	2025-08-19	TIIE fondeo 91 dias 9.91% + 3.50	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 25	NO	2025-02-20	2026-02-20	TIIE fondeo 91 dias 9.91% + 3.70	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 26	NO	2025-03-12	2025-05-09	TIIE fondeo 91 dias 9.60% + 3.50	500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 27	NO	2025-03-13	2025-06-12	TIIE fondeo 91 dias 9.60% + 3.50	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 28	NO	2025-03-24	2025-06-12	TIIE fondeo 91 dias 9.60% + 3.70	300,000,000	0	0	0	0	0	0	0	0	0	0	0

59 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis] Domestic currency [member] Time interval [axis] Current year [member]	Domestic currency Until 1 year [member]	Domestic currency Until 2 years [member]	Domestic currency Until 3 years [member]	Domestic currency Until 4 years [member]	Domestic currency Until 5 years or more [member]	Foreign currency [member] Time interval [axis] Current year [member]	Foreign currency Until 1 year [member]	Foreign currency Until 2 years [member]	Foreign currency Until 3 years [member]	Foreign currency Until 4 years [member]	Foreign currency Until 5 years or more [member]
BANCO MERCANTIL DE (6) (11) 29	NO	2025-03-24	2026-03-18	TIIE fondeo 182 dias 9.71%+3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 30	NO	2015-07-10	2025-07-07	TIIE a 91 dias 10.36% + 0.95	900,000,000	0	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 31	NO	2024-04-26	2025-04-25	TIIE a 28 dias 9.77%+4.00	850,000,000	0	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 32	NO	2024-12-19	2026-12-17	TIIE a 28 dias 9.77%+2.25	2,190,443,000	730,148,000	2,120,426,000	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 33	NO	2025-01-24	2025-04-24	TIIE fondeo 28 dias 9.52%+3.50	5,000,000,000	0	0	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG (1) (8) 34	SI	2024-07-05	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	2,776,948,000	925,649,000	1,172,850,000	0	0	0
DEUTSCHE BANK AG (1) (8) 35	SI	2024-07-17	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	4,885,480,000	1,628,493,000	2,064,104,000	0	0	0
DEUTSCHE BANK AG (1) (8) 36	SI	2024-07-30	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	5,392,546,000	1,797,515,000	2,273,670,000	0	0	0
DEUTSCHE BANK AG (1) (8) 37	SI	2024-09-13	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	6,551,247,000	2,183,749,000	2,747,859,000	0	0	0
DEUTSCHE BANK AG (1) (8) 38	SI	2024-12-11	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	4,812,244,000	1,604,081,000	1,936,322,000	0	0	0
DEUTSCHE BANK AG (1) (8) 39	SI	2025-01-24	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	10,769,390,000	3,589,797,000	4,616,178,000	0	0	0
DEUTSCHE BANK AG (1) (8) 40	SI	2025-02-06	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	9,588,838,000	3,196,279,000	4,169,128,000	0	0	0
DEUTSCHE BANK AG (1) (8) 41	SI	2025-02-14	2026-07-06	SOFR 1M 4.32%+2.15	0	0	0	0	0	0	3,683,272,000	1,227,757,000	1,578,855,000	0	0	0
HSBC MEXICO SA INS (6) (11) 42	NO	2024-11-12	2025-05-09	SOFR 1M 4.33%+4.15	0	0	0	0	0	0	812,728,000	0	0	0	0	0
HSBC MEXICO SA INS (6) (11) 43	NO	2025-01-10	2025-05-09	SOFR 1M 4.29%+3.75	0	0	0	0	0	0	426,682,000	0	0	0	0	0
HSBC MEXICO SA INS (6) (11) 44	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 9.71%+3.75	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO SA INS (6) (11) 45	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 9.71%+2.00	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
THE BANK OF NOVA S (1) (8) 46	SI	2021-07-21	2026-01-16	SOFR 3M 4.30% + 4.54	0	0	0	0	0	0	0	15,220,630,000	0	0	0	0
SCOTIA INVERLAT CA (1) 47	NO	2023-10-25	2025-04-23	SOFR 1M 4.30% + 4.54	0	0	0	0	0	0	2,029,097,000	0	0	0	0	0
SCOTIA INVERLAT CA (1) 48	NO	2023-11-09	2025-04-23	SOFR 1M 4.63% + 4.54	0	0	0	0	0	0	1,178,456,000	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 49	NO	2024-07-15	2025-05-26	TIIE a 28 dias 9.26%+4.25	15,000,000,000	0	0	0	0	0	0	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 50	SI	2019-12-13	2026-11-30	SOFR 1M 4.32% + 4.85	0	0	0	0	0	0	0	0	30,477,300,000	0	0	0
MIZUHO BANK LTD (1) (8) 51	SI	2021-01-20	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	29,461,390,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 52	SI	2022-01-18	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	7,111,370,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 53	SI	2022-09-20	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	3,047,730,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 54	SI	2022-10-11	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	9,143,190,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 55	SI	2022-11-18	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	9,143,190,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 56	SI	2023-02-16	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	5,079,550,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 57	SI	2023-02-17	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	3,210,276,000	0	0	0	0	0
MIZUHO BANK LTD (1) (8) 58	SI	2023-02-27	2025-12-29	SOFR 1W 6.13% + 3.04	0	0	0	0	0	0	5,079,550,000	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 59	NO	2024-12-18	2025-06-18	TIIE a 28 dias 9.77%+3.50	1,725,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 60	NO	2024-12-27	2025-04-09	TIIE a 28 dias 9.72%+3.50	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 61	NO	2025-02-07	2025-07-07	TIIE fondeo 28 dias 9.35%+3.50	4,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 62	NO	2025-02-07	2025-08-06	TIIE fondeo 28 dias 9.35%+3.50	2,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 63	NO	2025-02-24	2025-09-05	TIIE fondeo 28 dias 9.35%+3.50	2,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 64	NO	2025-03-11	2025-10-06	TIIE fondeo 28 dias 9.35%+3.50	3,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I (6) (11) 65	NO	2025-03-25	2025-11-05	TIIE fondeo 28 dias 9.35%+3.50	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 66	NO	2024-11-11	2025-05-09	TIIE a 28 dias 9.26%+3.10	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 67	NO	2024-11-22	2025-05-20	TIIE a 28 dias 9.26%+3.10	3,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MULTIVA SA (6) (11) 68	NO	2025-01-13	2025-07-11	TIIE fondeo 28 dias 9.44%+3.10	1,700,000,000	0	0	0	0	0	0	0	0	0	0	0

60 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 61 of 121 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] BANCO MULTIVA SA (6) (11) 69 NO 2025-02-26 2025-08-22 TIIE fondeo 28 días 9.44%+3.10 1,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 70 NO 2023-05-24 2028-05-24 TIIE a 28 días 9.75%+3.50 1,140,000,000 380,000,000 1,520,000,000 1,520,000,000 13,300,000,000 0 0 0 0 0 0 0 MUFG BANK MÉXICO (6) (11) 71 NO 2024-11-29 2025-05-28 TIIE a 28 días 9.76%+3.15 2,553,750,000 0 0 0 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (6) (11) 72 NO 2024-06-25 2026-07-31 TIIE a 28 días 9.83%+2.70 283,500,000 94,500,000 5,583,229,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 73 NO 2024-06-25 2026-07-31 TIIE a 28 días 9.83%+2.70 243,000,000 81,000,000 4,737,777,000 0 0 0 0 0 0 0 0 0 BANCO NACIONAL DE (6) (11) 74 NO 2024-06-25 2026-07-31 TIIE a 28 días 9.83%+2.70 526,500,000 175,500,000 10,379,452,000 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 75 NO 2024-10-31 2025-04-29 TIIE a 28 días 9.26%+0.00 2,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 76 NO 2025-03-28 2025-06-26 TIIE fondeo 28 días 9.52% + 0.00 3,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 77 NO 2025-03-31 2025-06-27 TIIE fondeo 28 días 9.44% + 0.00 7,500,000,000 0 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 78 NO 2024-11-14 2025-05-12 TIIE a 28 días 9.77%+3.50 1,000,000,000 0 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 79 NO 2024-12-23 2025-06-20 TIIE a 28 días 9.77%+3.50 1,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANK OF AMERICA NA (1) 80 SI 2025-02-28 2025-08-28 SOFR 3M 4.31%+1.25 0 0 0 0 0 0 20,318,200,000 0 0 0 0 0 CITIBANK NA (1) 81 SI 2025-02-28 2025-08-28 SOFR 3M 4.31%+1.25 0 0 0 0 0 0 20,318,200,000 0 0 0 0 0 JP MORGAN CHASE BA (1) 82 SI 2025-02-28 2025-08-28 SOFR 3M 4.31%+1.25 0 0 0 0 0 0 20,318,200,000 0 0 0 0 0 BANCO INBURSA SA I (1) (7) 83 NO 2023-03-13 2033-03-13 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 4,063,640,000 BANCO INBURSA SA I (1) (7) 84 NO 2023-03-16 2033-03-16 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,921,033,000 NACIONAL FINANCIER (1) (8) 85 NO 2017-12-17 2025-12-26 SOFR 3M + 2.5 0 0 0 0 0 0 633,521,000 0 0 0 0 0 GLAS USA LLC (BN) 86 SI 2025-03-27 2025-04-30 SOFR+3.95 0 0 0 0 0 0 11,164,945,000 0 0 0 0 0 GLAS USA LLC (23/26) 87 SI 2025-03-04 2025-04-21 SOFR+3.95 0 0 0 0 0 0 26,112,173,000 0 0 0 0 0 BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 88 SI 2025-03-11 2025-06-11 SOFR+3.95 0 0 0 0 0 0 4,063,640,000 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 89 NO 2023-07-24 2025-05-26 TIIE91 + 1.4 98,122,000 0 0 0 0 0 0 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 90 NO 2022-07-06 2026-07-31 TIIE28 + 1.9 67,522,000 22,507,000 798,004,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 91 NO 2022-07-06 2026-07-31 TIIE28 + 1.9 2,156,124,000 718,708,000 25,263,587,000 0 0 0 0 0 0 0 0 0 ESTADO LIBRE Y SOB (6) (11) 92 NO 2016-06-17 2027-01-17 TIIE28 4.1046 + 0.9 125,455,000 43,021,000 147,903,000 0 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 93 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 200,059,000 72,243,000 294,928,000 319,736,000 346,629,000 702,421,000 BANCO NAL DE COM EX (1) (8) 94 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 166,388,000 60,085,000 245,291,000 265,924,000 288,291,000 584,202,000 BANCO AZTECA (1) (8) 95 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 156,801,000 462,986,000 231,156,000 250,601,000 271,679,000 550,539,000 NACIONAL FINANCIER (1) (8) 96 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 128,534,000 46,415,000 189,486,000 205,426,000 222,704,000 452,494,000 BANCO NAL DE COM EX (1) (8) 97 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 128,534,000 46,415,000 189,486,000 205,426,000 222,704,000 452,494,000 BANCO INBURSA SA I (6) (7) 98 NO 2022-03-31 2029-03-29 TIIE28 + 4.5 916,852,000 310,721,000 1,425,638,000 1,634,081,000 1,873,180,000 463,198,000 0 0 0 0 0 0 BANCO MULTIVA S.A. (6) (11) 99 NO 2016-04-29 2029-08-20 TIIE28 5.1150 + 2.95 19,719,000 4,659,000 31,499,000 36,792,000 42,610,000 11,500,000 0 0 0 0 0 0 INT DEV NO PAG 100 NO 2025-03-31 2025-03-31 SOFR 6M 3.61% + 2.03 2,183,507,000 0 0 0 0 0 1,536,680,000 0 0 0 0 0 TOTAL 88,429,494,000 13,033,440,000 52,007,515,000 3,190,873,000 15,215,790,000 474,698,000 229,429,049,000 32,062,094,000 52,186,613,000 1,247,113,000 1,352,007,000 17,726,823,000 Other banks MARVERDE INFRAESTRU (1) (7) 101 SI 2016-06-17 2031-06-17 8.3800 FIJA 0 0 0 0 0 0 1,250,265,000 434,472,000 1,831,559,000 1,991,175,000 2,164,701,000 5,795,849,000 FIRST RESERVE (1) (7) 102 NO 2016-07-07 2036-07-08 8.8900 FIJA 0 0 0 0 0 0 455,422,000 151,807,000 607,229,000 607,229,000 607,229,000 4,453,012,000 INT DEV NO PAG 103 NO 2025-03-31 2025-03-31 SOFR 6M 3.61% + 2.03 0 0 0 0 0 0 0 0 0 0 0 0 TOTAL 0 0 0 0 0 0 1,705,687,000 586,279,000 2,438,788,000 2,598,404,000 2,771,930,000 10,248,861,000 Total banks TOTAL 88,429,494,000 13,033,440,000 52,007,515,000 3,190,873,000 15,215,790,000 474,698,000 234,176,655,000 33,087,383,000 56,011,376,000 5,231,492,000 4,984,430,000 28,677,683,000 Stock market [abstract] Listed on stock exchange - unsecured DEUTSCHE BANK AG (1) 104 SI 2024-12-23 2026-03-20 SOFR 3M COMP 4.30% + 3.75 0 0 0 0 0 0 0 4,571,595,000 0 0 0 0 DEUTSCHE BANK AG (1) 105 SI 2024-12-24 2025-12-24 SOFR 1M 4.32% + 3.50 0 0 0 0 0 0 6,096,273,000 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 62 of 121 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] DEUTSCHE BANK AG (1) 106 SI 2025-01-22 2026-03-23 SOFR 1M 4.32% + 3.50 0 0 0 0 0 0 2,031,820,000 6,095,460,000 0 0 0 0 DEUTSCHE BANK AG (1) 107 SI 2025-02-07 2026-05-07 SOFR 1M 4.32% + 3.50 0 0 0 0 0 0 9,066,735,000 10,880,082,000 10,275,633,000 0 0 0 DEUTSCHE BANK AG (1) 108 SI 2025-02-21 2026-04-30 SOFR 3M COMP 4.30% + 3.50 0 0 0 0 0 0 0 0 10,159,100,000 0 0 0 DEUTSCHE BANK AG (1) 109 SI 2025-02-21 2026-06-10 SOFR 3M COMP 4.30% + 3.50 0 0 0 0 0 0 0 0 10,159,100,000 0 0 0 BANCO INVEX SA INS (6) (7) 110 NO 2014-11-27 2026-11-12 7.4700 FIJA 0 0 31,328,703,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 111 NO 2012-11-29 2028-05-11 3.0200 FIJA 0 0 0 0 6,074,912,000 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 112 NO 2014-01-30 2026-01-15 3.9400 FIJA 0 26,325,270,000 0 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 113 NO 2015-09-30 2035-09-05 5.2300 FIJA 0 0 0 0 0 9,578,570,000 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (7) 114 SI 2005-06-08 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 35,556,850,000 DEUTSCHE BANK AG (1) (7) 115 SI 2008-06-04 2038-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,092,050,000 DEUTSCHE BANK AG (2) (7) 116 SI 2024-12-20 2026-03-20 7.5000 FIJA 0 0 0 0 0 0 0 10,159,100,000 0 0 0 0 DEUTSCHE BANK AG (2) (7) 117 SI 2014-04-16 2026-04-16 3.7500 FIJA 0 0 0 0 0 0 0 0 21,917,225,000 0 0 0 DEUTSCHE BANK AG (2) (7) 118 SI 2015-04-21 2027-04-21 2.7500 FIJA 0 0 0 0 0 0 0 0 0 27,359,027,000 0 0 DEUTSCHE BANK AG (2) (7) 119 SI 2015-11-06 2030-11-06 4.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 2,136,581,000 DEUTSCHE BANK AG (2) (7) 120 SI 2017-02-21 2028-02-21 4.8750 FIJA 0 0 0 0 0 0 0 0 0 27,316,788,000 0 0 DEUTSCHE BANK AG (2) (7) 121 SI 2018-05-24 2025-11-24 3.6250 FIJA 0 0 0 0 0 0 14,245,256,000 0 0 0 0 0 DEUTSCHE BANK AG (5) (7) 122 SI 2018-05-24 2029-02-26 4.7500 FIJA 0 0 0 0 0 0 0 0 0 0 27,316,278,000 0 DEUTSCHE BANK AG (5) (7) 123 SI 2017-11-16 2025-11-16 3.7500 FIJA 0 0 0 0 0 0 11,836,902,000 0 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 124 SI 1997-09-18 2027-09-16 9.5000 FIJA 0 0 0 0 0 0 0 0 0 482,557,000 0 0 DEUTSCHE BANK TRUS (1) (7) 125 SI 2004-12-30 2027-09-15 9.5000 FIJA 0 0 0 0 0 0 0 0 0 4,917,959,000 0 0 DEUTSCHE BANK TRUS (1) (7) 126 SI 2010-08-30 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,925,800,000 DEUTSCHE BANK TRUS (1) (7) 127 SI 2010-09-28 2060-12-28 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,304,031,000 DEUTSCHE BANK TRUS (1) (7) 128 SI 2011-06-02 2041-06-02 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,909,306,000 DEUTSCHE BANK TRUS (1) (7) 129 SI 2012-06-26 2044-06-27 5.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 13,280,276,000 DEUTSCHE BANK TRUS (1) (7) 130 SI 2014-01-23 2045-01-23 6.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 24,050,873,000 DEUTSCHE BANK TRUS (1) (7) 131 SI 2015-01-23 2026-01-23 4.5000 FIJA 0 0 0 0 0 0 0 22,872,691,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 132 SI 2015-01-23 2046-01-23 5.6300 FIJA 0 0 0 0 0 0 0 0 0 0 0 12,400,909,000 DEUTSCHE BANK TRUS (1) (7) 133 SI 2016-02-04 2026-08-04 6.8750 FIJA 0 0 0 0 0 0 0 0 51,275,522,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 134 SI 2016-09-21 2047-09-21 6.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 111,829,556,000 DEUTSCHE BANK TRUS (1) (7) 135 SI 2016-12-13 2027-03-13 6.5000 FIJA 0 0 0 0 0 0 0 0 82,035,834,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 136 SI 2018-02-12 2028-02-12 5.3500 FIJA 0 0 0 0 0 0 0 0 0 40,382,070,000 0 0 DEUTSCHE BANK TRUS (1) (7) 137 SI 2018-02-12 2048-02-12 6.3500 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,899,209,000 DEUTSCHE BANK TRUS (1) (7) 138 SI 2018-10-23 2029-01-23 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 24,482,485,000 0 DEUTSCHE BANK TRUS (1) (7) 139 SI 2019-09-23 2027-01-23 6.4900 FIJA 0 0 0 0 0 0 0 0 31,460,145,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 140 SI 2019-09-23 2030-01-23 6.8400 FIJA 0 0 0 0 0 0 0 0 0 0 0 47,847,499,000 DEUTSCHE BANK TRUS (1) (7) 141 SI 2019-09-23 2050-01-23 7.6900 FIJA 0 0 0 0 0 0 0 0 0 0 0 163,740,801,000 DEUTSCHE BANK TRUS (1) (7) 142 SI 2020-01-28 2031-01-28 5.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 77,138,969,000 DEUTSCHE BANK TRUS (1) (7) 143 SI 2020-01-28 2060-01-28 6.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 77,083,392,000 DEUTSCHE BANK TRUS (1) (7) 144 SI 2020-10-16 2025-10-16 6.8750 FIJA 0 0 0 0 0 0 18,598,926,000 0 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 145 SI 2021-12-16 2032-02-17 6.7000 FIJA 0 0 0 0 0 0 0 0 0 0 0 138,230,338,000 DEUTSCHE BANK TRUS (1) (7) 146 SI 2022-06-02 2029-06-04 8.7500 FIJA 0 0 0 0 0 0 0 0 0 0 20,162,651,000 20,162,651,000 DEUTSCHE BANK TRUS (1) (7) 147 SI 2023-02-07 2033-02-07 10.0000 FIJA 0 0 0 0 0 0 0 0 0 0 0 39,850,807,000 INT DEV NO PAG 148 NO 2025-03-31 2025-03-31 SOFR 6M 3.61% + 2.03 1,192,472,000 0 0 0 0 0 16,684,774,000 0 0 0 0 0 TOTAL 1,192,472,000 26,325,270,000 31,328,703,000 0 6,074,912,000 9,578,570,000 78,560,686,000 54,578,928,000 217,282,559,000 100,458,401,000 71,961,414,000 878,439,898,000 Listed on stock exchange - secured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 63 of 121 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Private placements - unsecured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Private placements - secured WELLS FARGO NA (1) (8) 149 SI 2014-10-14 2025-04-15 SOFR 3M 4.30% + 0.61 0 0 0 0 0 0 253,968,000 0 0 0 0 0 MIZUHO BANK LTD (3) (7) 150 SI 2016-07-26 2026-07-24 0.5400 FIJA 0 0 0 0 0 0 0 0 10,752,845,000 0 0 0 WELLS FARGO NA (1) (7) 151 SI 2014-10-20 2025-04-15 2.3780 FIJA 0 0 0 0 0 0 507,949,000 0 0 0 0 0 WELLS FARGO NA (1) (7) 152 SI 2015-07-31 2025-12-15 2.4600 FIJA 0 0 0 0 0 0 1,066,524,000 0 0 0 0 0 INT DEV NO PAG 153 NO 2025-03-31 2025-03-31 SOFR 6M 3.61% + 2.03 0 0 0 0 0 0 26,185,000 0 0 0 0 0 TOTAL 0 0 0 0 0 0 1,854,626,000 0 10,752,845,000 0 0 0 Total listed on stock exchanges and private placements TOTAL 1,192,472,000 26,325,270,000 31,328,703,000 0 6,074,912,000 9,578,570,000 80,415,312,000 54,578,928,000 228,035,404,000 100,458,401,000 71,961,414,000 878,439,898,000 Other current and non-current liabilities with cost [abstract] Other current and non-current liabilities with cost CITIGROUP GLOBAL M (6) (11) 154 SI 2024-02-29 2026-03-04 TIIE28 10.74% + 2.65 10,546,811,000 19,942,808,000 0 0 0 0 0 0 0 0 0 0 INT DEV NO PAG 155 NO 2025-03-31 2025-03-31 SOFR 6M 3.61% + 2.03 52,611,000 0 0 0 0 0 0 0 0 0 0 0 TOTAL 10,599,422,000 19,942,808,000 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities with cost TOTAL 10,599,422,000 19,942,808,000 0 0 0 0 0 0 0 0 0 0 Suppliers [abstract] Suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Other current and non-current liabilities [abstract] Other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total credits TOTAL 100,221,388,000 59,301,518,000 83,336,218,000 3,190,873,000 21,290,702,000 10,053,268,000 314,591,967,000 87,666,311,000 284,046,780,000 105,689,893,000 76,945,844,000 907,117,581,000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 64 of 121 [800003] Annex - Monetary foreign currency position Currencies [axis] Dollars [member] Dollar equivalent in pesos [member] Other currencies equivalent in dollars [member] Other currencies equivalent in pesos [member] Total pesos [member] Foreign currency position [abstract] Monetary assets [abstract] Current monetary assets 18,171,223,000 369,206,549,000 1,185,427,000 24,085,735,000 393,292,284,000 Non-current monetary assets 33,542,000 681,507,000 0 0 681,507,000 Total monetary assets 18,204,765,000 369,888,056,000 1,185,427,000 24,085,735,000 393,973,791,000 Liabilities position [abstract] Current liabilities 70,367,819,000 1,429,747,412,000 1,435,455,000 29,165,862,000 1,458,913,274,000 Non-current liabilities 62,812,264,000 1,276,232,133,000 5,759,411,000 117,020,861,000 1,393,252,994,000 Total liabilities 133,180,083,000 2,705,979,545,000 7,194,866,000 146,186,723,000 2,852,166,268,000 Net monetary assets (liabilities) (114,975,318,000) (2,336,091,489,000) (6,009,439,000) (122,100,988,000) (2,458,192,477,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	3,513,813,000	16,769,537,000	0	20,283,350,000
DIESEL	30,284,233,000	0	0	30,284,233,000
GAS L.P.	35,604,000	0	0	35,604,000
GASOLINA MAGNA SIN	139,547,906,000	0	8,451,533,000	147,999,439,000
GASOLINA PREMIUM	19,241,052,000	0	0	19,241,052,000
TURBOSINA	16,425,652,000	0	0	16,425,652,000
PETRÓLEO CRUDO	0	83,377,230,000	0	83,377,230,000
NAFTAS	0	0	0	0
VENTAS DE CÍAS. SUBSIDIARIAS	0	5,302,940,000	0	5,302,940,000
OTROS REFINADOS	0	4,971,912,000	33,694,058,000	38,665,970,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0	0	0	0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	0	2,928,000	0	2,928,000
ASFALTOS	1,272,386,000	0	0	1,272,386,000
PROPILENO Y DERIVADOS	394,938,000	0	0	394,938,000
OTROS REFINADOS	23,469,730,000	0	0	23,469,730,000
FERTILIZANTES				
AMONIACO	374,549,000	0	0	374,549,000
FOSFATADOS	0	1,064,205,000	0	1,064,205,000
NITROGENADOS	0	60,744,000	0	60,744,000
ÁCIDOS	0	3,046,000	0	3,046,000
OTROS FERTILIZANTES	0	377,000	0	377,000
ETILENO				
POLIETILENO	0	0	0	0
ÓXIDO DE ETILENO	3,699,528,000	0	0	3,699,528,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	0	3,108,343,000	0	3,108,343,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	523,259,000	0	0	523,259,000
TOTAL	238,782,650,000	114,661,262,000	42,145,591,000	395,589,503,000

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Ticker: PEMEX Quarter: 1 Year: 2025

[800007] Annex - Financial derivate instruments

Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block]

PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies.

This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX's current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of Petróleos Mexicanos and the subsidiary entities, and where applicable, the subsidiary companies.

Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport.

The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets.

One of PEMEX's policies is to minimize the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities.

As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments.

In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk ("VaR") computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms.

Given that PEMEX's outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits.

For those portfolios with an open market risk exposure, PEMEX's financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others).

PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs.

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Ticker: PEMEX Quarter: 1 Year: 2025

Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX's regulatory framework promotes credit risk mitigation strategies such as collateral exchange.

PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines.

General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block]

Fair Value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products).

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used.

For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures.

According to IFRS 13 "Fair Value Measurement", the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties' probability of default. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

67 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

PEMEX's DFIs' fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block]

Liquidity Risk

PEMEX's main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs.

In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk.

During the first quarter of 2025 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars.

During the first quarter of 2025, none DFIs entered into with this purpose expired.

In order to mitigate liquidity risk, during 2024 PEMEX entered into an MXN-USD prepaid swap maturing in 2026. Additionally, PEMEX carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs.

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PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 69 of 121 For the same purpose, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the first quarter of 2025 none interest rate DFI expired. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the first quarter of 2025 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 70 of 121 IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” three months “3M”, six months “6M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of March 31, 2025 (in thousands of each currency) TIIE 28D MXN 143,049,682 Debt TIIE 91D MXN 998,122 IFD TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after March 31, 2025. In this regard, Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate. (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 71 of 121 As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. During the first quarter of 2025, seven DFIs entered into with the purpose of mitigating exchange rate risk expired. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 72 of 121 In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the second half of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$195,404. During the first quarter of 2025, none DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the first quarter of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 240,000 barrels for the period between March 2024 and May 2024. During the first quarter of 2025, none DFIs entered into with this purpose expired. During the first quarter of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 3,780,000 barrels for the period between March and July 2025. During the first quarter of 2025, none DFIs entered into with this purpose expired. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) to financial counterparties by entering into the opposite position DFIs with such parties. As of the first quarter of 2024, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 73 of 121 During the first quarter of 2025, PMI Trading closed fourteen DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. (239,664) recognized under the concept of (Loss) Return in DFIs. During the first quarter of 2025, PMI Trading had thirty-six margin calls, which accounted for a negative net flow of Ps. (584,885). In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. During the first quarter of 2025, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the first quarter of 2025. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, customers of the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 74 of 121 In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of the first quarter of 2025, the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that Pemex Industrial Transformation has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the first quarter of 2025, the company’s Industrial Transformation line of business (before Pemex Industrial Transformation) did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity. Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 75 of 121 these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. As of March 31, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (98,621,674) and Ps. (99,768,509), respectively. As of March 31, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analysed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of March 31, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the three-month periods ended March 31, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 1,847,560 and Ps. (5,718,861), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 76 of 121 FAIR VALUE OF DFIs The summary of PEMEX's current DFIs along with their fair value is shown in the next tables: TABLE 1 Interest Rate and Currency Derivatives (in thousands of pesos, except as noted, as of March 31, 2025) Underlying Value Fair Value Derivative Type Hedging/ Trading Notional Amount Current Quarter Previous Quarter Current Quarter Previous Quarter Notional amounts by expected maturity year Collateral delivered 2025 2026 2027 2028 2029 Thereafter Interest Rate Swaps Trading 20,521,382 TERM SOFR 3M = 4.2879% TERM SOFR 6M = 4.1926% DAILY COMPOUNDED SOFR = 4.41% TERM SOFR 3M = 4.3051% TERM SOFR 6M = 4.250% DAILY COMPOUNDED SOFR = 4.49% 215,919 (31,385) 2,235,002 0 0 18,286,380 0 0 0 Interest Rate Options Hedging 0 TERM SOFR 1M = 4.3194% TERM SOFR 1M = 4.3325% 0 0 0 0 0 0 0 0 0 Currency Swaps Hedging 140,993,125 MXN = 20.3182 1/EUR = 1.0791 1/GBP = 1.2955 JPY = 151.09839 CHF = 0.8822 Exchange rates against US dollar. UDI = 8.42193 Exchange rate against MXN MXN = 20.2683 1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar. UDI = 8.24717 Exchange rate against MXN 1,450,061 (3,703,081) 30,638,761 39,325,067 27,288,866 4,749,625 29,896,918 9,093,887 0 Currency Options Hedging 132,230,355 1/EUR = 1.0791 1/GBP = 1.2955 JPY = 151.09839 CHF = 0.8822 Exchange rates against US dollar. 1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar. (5,020,141) (7,709,242) 25,117,968 26,118,149 26,296,830 26,296,830 26,296,830 2,103,746 0 Only cupon swaps Hedging 27,122,257 1/EUR = 1.0791 Exchange rate against US dollar. 1/EUR = 1.03545 Exchange rate against US dollar. (286,519) (909,506) 0 0 0 27,122,257 0 0 0 Currency Forward Trading 0 MXN = 20.3182 Exchange rate against US dollar. MXN = 20.2683 Exchange rate against US dollar. 0 0 0 0 0 0 0 0 0 Prepaid Swap Trading 96,543,827 MXN = 20.3182 Exchange rate against US dollar. MXN = 20.2683 Exchange rate against US dollar. (97,808,636) (87,155,413) 47,520,915 49,022,912 0 0 0 0 19,554,007 TABLE 2 Crude Oil Derivatives (in thousands of pesos, except as noted, as of March 31, 2025) Underlying value (U.S. $ per barrel) (2) Fair Value Derivative Type Hedging/ Trading Volume (in millions of barrels) (1) Current Quarter Previous Quarter Current Quarter Previous Quarter Volume per Year (in millions of barrels) Collateral delivered 2025 2026 2027 2028 2029 Thereafter Crude Oil Options Hedging 117.85 WTI = 67.94 Brent= 71.47 WTI = 69.70 Brent= 73.13 2,812,682 (259,882) 117.85 0 0 0 0 0 0 (1) Net Volume. (2) Representative underlying asset value. Monthly average price per barrel

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of March 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Diesel Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	2.88	N.A.	N.A.	14,960	0	2.88	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4
Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity
(in thousands of pesos, except as noted, as of March 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Futures	Trading	0.1	106.87	120.28	6,412	(6,128)	0.1	0	0	0	0	0	0
Exchange Traded Swaps	Trading	(4.7)	71.20	66.26	(162,195)	(15,006)	(4.7)	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps. (385,080)

The information in these tables has been calculated using the exchange rates as of March 31, 2025, Ps. 20.3182 = US$1.00 and as of December 31, 2024, Ps. 20.2683 = US$1.00

The information in these tables has been calculated using the exchange rates as of March 31, 2025, Ps. 21.95537 = EUR $1.00 and as of December 31, 2024, Ps. 20.9868 = EUR $1.00

77 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

[800100] Notes - Subclassifications of assets, liabilities and equities

Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Subclassifications of assets, liabilities and equities [abstract]		
Cash and cash equivalents [abstract]		
Cash [abstract]		
Cash on hand	48,541,313,000	23,028,847,000
Balances with banks	35,541,003,000	29,255,874,000
Total cash	84,082,316,000	52,284,721,000
Cash equivalents [abstract]		
Short-term deposits, classified as cash equivalents	0	0
Short-term investments, classified as cash equivalents	72,406,984,000	36,557,105,000
Other banking arrangements, classified as cash equivalents	0	0
Total cash equivalents	72,406,984,000	36,557,105,000
Other cash and cash equivalents	0	0
Total cash and cash equivalents	156,489,300,000	88,841,826,000
Trade and other current receivables [abstract]		
Current trade receivables	132,855,625,000	126,733,175,000
Current receivables due from related parties	0	0
Current prepayments [abstract]		
Current advances to suppliers	0	0
Current prepaid expenses	0	0
Total current prepayments	0	0
Current receivables from taxes other than income tax	24,947,338,000	44,557,130,000
Current value added tax receivables	0	0
Current receivables from sale of properties	0	0
Current receivables from rental of properties	0	0
Other current receivables	64,991,702,000	62,306,727,000
Total trade and other current receivables	222,794,665,000	233,597,032,000
Classes of current inventories [abstract]		
Current raw materials and current production supplies [abstract]		
Current raw materials	0	0
Current production supplies	0	0
Total current raw materials and current production supplies	0	0
Current merchandise	0	0
Current work in progress	1,258,932,000	969,458,000
Current finished goods	82,386,950,000	80,724,998,000
Current spare parts	0	0
Property intended for sale in ordinary course of business	0	0
Other current inventories	6,498,333,000	6,875,534,000
Total current inventories	90,144,215,000	88,569,990,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract]		
Non-current assets or disposal groups classified as held for sale	0	0
Non-current assets or disposal groups classified as held for distribution to owners	0	0
Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Trade and other non-current receivables [abstract]		
Non-current trade receivables	0	0
Non-current receivables due from related parties	0	0
Non-current prepayments	0	0
Non-current lease prepayments	0	0
Non-current receivables from taxes other than income tax	0	0
Non-current value added tax receivables	0	0

78 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Non-current receivables from sale of properties	0	0
Non-current receivables from rental of properties	0	0
Revenue for billing	0	0
Other non-current receivables	1,059,789,000	1,021,778,000
Total trade and other non-current receivables	1,059,789,000	1,021,778,000
Investments in subsidiaries, joint ventures and associates [abstract]		
Investments in subsidiaries	0	0
Investments in joint ventures	0	0
Investments in associates	2,663,602,000	2,692,938,000
Total investments in subsidiaries, joint ventures and associates	2,663,602,000	2,692,938,000
Property, plant and equipment [abstract]		
Land and buildings [abstract]		
Land	53,339,393,000	53,332,363,000
Buildings	26,084,315,000	26,362,925,000
Total land and buildings	79,423,708,000	79,695,288,000
Machinery	0	0
Vehicles [abstract]		
Ships	0	0
Aircraft	0	0
Motor vehicles	15,420,205,000	15,734,762,000
Total vehicles	15,420,205,000	15,734,762,000
Fixtures and fittings	0	0
Office equipment	8,477,507,000	8,599,679,000
Tangible exploration and evaluation assets	0	0
Mining assets	0	0
Oil and gas assets	1,001,804,788,000	997,845,803,000
Construction in progress	514,426,191,000	541,876,222,000
Construction prepayments	0	0
Other property, plant and equipment	6,591,737,000	6,780,958,000
Total property, plant and equipment	1,626,144,136,000	1,650,532,712,000
Investment property [abstract]		
Investment property completed	0	0
Investment property under construction or development	0	0
Investment property prepayments	0	0
Total investment property	0	0
Intangible assets and goodwill [abstract]		
Intangible assets other than goodwill [abstract]		
Brand names	0	0
Intangible exploration and evaluation assets	12,873,418,000	15,573,570,000
Mastheads and publishing titles	0	0
Computer software	0	0
Licences and franchises	0	0
Copyrights, patents and other industrial property rights, service and operating rights	1,556,129,000	1,514,706,000
Recipes, formulae, models, designs and prototypes	0	0
Intangible assets under development	0	0
Other intangible assets	0	0
Total intangible assets other than goodwill	14,429,547,000	17,088,276,000
Goodwill	0	0
Total intangible assets and goodwill	14,429,547,000	17,088,276,000
Trade and other current payables [abstract]		
Current trade payables	0	0
Current payables to related parties	0	0
Accruals and deferred income classified as current [abstract]		

79 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Concept	Close Current Quarter 2025-03-31	Close Previous Exercise 2024-12-31
Deferred income classified as current	0	0
Rent deferred income classified as current	0	0
Accruals classified as current	404,407,261,000	505,989,382,000
Short-term employee benefits accruals	0	0
Total accruals and deferred income classified as current	404,407,261,000	505,989,382,000
Current payables on social security and taxes other than income tax	0	0
Current value added tax payables	0	0
Current retention payables	0	0
Other current payables	0	0
Total trade and other current payables	404,407,261,000	505,989,382,000
Other current financial liabilities [abstract]		
Bank loans current	368,726,972,000	278,635,015,000
Stock market loans current	162,511,982,000	132,168,475,000
Other current iabilities at cost	30,542,230,000	14,415,029,000
Other current liabilities no cost	0	0
Other current financial liabilities	111,575,663,000	108,972,465,000
Total Other current financial liabilities	673,356,847,000	534,190,984,000
Trade and other non-current payables [abstract]		
Non-current trade payables	0	0
Non-current payables to related parties	0	0
Accruals and deferred income classified as non-current [abstract]		
Deferred income classified as non-current	0	0
Rent deferred income classified as non-current	0	0
Accruals classified as non-current	0	0
Total accruals and deferred income classified as non-current	0	0
Non-current payables on social security and taxes other than income tax	0	0
Non-current value added tax payables	0	0
Non-current retention payables	0	0
Other non-current payables	0	0
Total trade and other non-current payables	0	0
Other non-current financial liabilities [abstract]		
Bank loans non-current	165,793,857,000	182,648,863,000
Stock market loans non-current	1,325,877,302,000	1,350,962,066,000
Other non-current liabilities at cost	0	19,942,808,000
Other non-current liabilities no cost	0	0
Other non-current financial liabilities	0	0
Total Other non-current financial liabilities	1,491,671,159,000	1,553,553,737,000
Other provisions [abstract]		
Other non-current provisions	149,224,746,000	137,835,561,000
Other current provisions	0	0
Total other provisions	149,224,746,000	137,835,561,000
Other reserves [abstract]		
Revaluation surplus	0	0
Reserve of exchange differences on translation	62,691,324,000	61,416,391,000
Reserve of cash flow hedges	0	0
Reserve of gains and losses on hedging instruments that hedge investments in equity instruments	0	0
Reserve of change in value of time value of options	0	0
Reserve of change in value of forward elements of forward contracts	0	0
Reserve of change in value of foreign currency basis spreads	0	0
Reserve of gains and losses on financial assets measured at fair value through other comprehensive income	0	0
Reserve of gains and losses on remeasuring available-for-sale financial assets	0	0
Reserve of share-based payments	0	0
Reserve of remeasurements of defined benefit plans	128,972,093,000	224,538,229,000

80 of 121

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 81 of 121 Concept Close Current Quarter 2025-03-31 Close Previous Exercise 2024-12-31 Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale 0 0 Reserve of gains and losses from investments in equity instruments 0 0 Reserve of change in fair value of financial liability attributable to change in credit risk of liability 0 0 Reserve for catastrophe 0 0 Reserve for equalisation 0 0 Reserve of discretionary participation features 0 0 Reserve of equity component of convertible instruments 0 0 Capital redemption reserve 0 0 Merger reserve 0 0 Statutory reserve 0 0 Other comprehensive income 0 0 Total other reserves 191,663,417,000 285,954,620,000 Net assets (liabilities) [abstract] Assets 2,245,859,367,000 2,208,752,583,000 Liabilities 4,287,252,640,000 4,192,528,320,000 Net assets (liabilities) (2,041,393,273,000) (1,983,775,737,000) Net current assets (liabilities) [abstract] Current assets 520,537,474,000 439,554,721,000 Current liabilities 1,243,145,848,000 1,207,523,381,000 Net current assets (liabilities) (722,608,374,000) (767,968,660,000) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 82 of 121 [800200] Notes - Analysis of income and expense Concept Accumulated Current Year 2025-01-01 - 2025-03-31 Accumulated Previous Year 2024-01-01 - 2024-03-31 Analysis of income and expense [abstract] Revenue [abstract] Revenue from rendering of services 523,259,000 679,022,000 Revenue from sale of goods 395,066,244,000 405,219,357,000 Interest income 0 0 Royalty income 0 0 Dividend income 0 0 Rental income 0 0 Revenue from construction contracts 0 0 Other revenue 0 0 Total revenue 395,589,503,000 405,898,379,000 Finance income [abstract] Interest income 4,769,152,000 6,539,289,000 Net gain on foreign exchange 0 33,388,097,000 Gains on change in fair value of derivatives 0 0 Gain on change in fair value of financial instruments 0 (5,718,861,000) Other finance income 0 0 Total finance income 4,769,152,000 34,208,525,000 Finance costs [abstract] Interest expense 41,401,868,000 34,085,757,000 Net loss on foreign exchange 15,057,989,000 0 Losses on change in fair value of derivatives 0 0 Loss on change in fair value of financial instruments (1,847,560,000) 0 Other finance cost 0 0 Total finance costs 54,612,297,000 34,085,757,000 Tax income (expense) Current tax 57,020,405,000 31,792,926,000 Deferred tax 120,313,000 76,046,000 Total tax income (expense) 57,140,718,000 31,868,972,000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 83 of 121 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] See annex 813000 Disclosure of significant accounting policies [text block] See annex 813000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 84 of 121 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 85 of 121 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS STATE-OWNED PUBLIC COMPANY AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (“Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. The Subsidiary Entities, Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) are productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the “Subsidiary Entities”). The Subsidiary Entities and their primary purposes, were as follows: • Pemex Exploration and Production: This entity is in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells; • Pemex Industrial Transformation: This entity performs activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercializes, distributes and trades methane, ethane and propylene, directly or through others; and PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 86 of 121 • Pemex Logistics: This entity provides transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provides guard and management services. The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities are productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. On October 31, 2024, the Decreto por el que se reforman el párrafo quinto del artículo 25, los párrafos sexto y séptimo del artículo 27 y el párrafo cuarto del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, en materia de áreas y empresas estratégicas, (Decree amending the fifth paragraph of article 25, the sixth and seventh paragraphs of article 27, and the fourth paragraph of article 28 of the Political Constitution of the United Mexican States” was published in the Official Gazette of the Federation. As of November 1, 2024, Petróleos Mexicanos changed its nature from a State Productive Company to a State Public Company, ratifying at the same time, the ownership of hydrocarbons in the subsoil as an asset of the Nation. On March 18, 2025, the Ley de la Empresa Pública del Estado, Pétróleos Mexicanos (2025 Petróleos Mexicanos Law), was published in the Official Gazette of the Federation. This secondary Legislation took effect on March 19, 2025. According to the 2025 Petróleos Mexicanos Law, Petróleos Mexicanos is wholly owned by the Mexican Government, categorized under the Ministry of Energy, and classified as a parastatal entity. Petróleos Mexicanos must adhere to the energy policy established by this Ministry of Energy. The 2025 Petróleos Mexicanos Law dissolved Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics effective as of March 19, 2025. All of the assets, liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred to, us, and we became the successor of the subsidiary entities as a matter of Mexican law. Petróleos Mexicanos now operates under a special regulatory framework concerning remuneration, subsidiaries, acquisitions, leases, services, administrative responsibilities, budgeting and debt management. Additionally, PEMEX incorporates sustainability principles, austerity, and accounting practices (Petróleos Mexicanos is not subject to the Ley General de Contabilidad Gubernamental (Governmental Accounting Law) and will continue to adopt IFRS Accouning Standards). Under this new legal framework, Petróleos Mexicanos is responsible for strategic activities related explorationad and extraction of hydrocarbons and the supply chain activities (import, export, and transformation—including the storage, commercialization, transportation, distribution, and sale of hydrocarbons and their derivatives). Furthermore, Petróleos Mexicanos is involved in research, developing, and implementing activities related to energy sources other than those derived from hydrocarbons, ensuring that those activities are recognized as non-monopolic. The enactment of the 2025 Petróleos Mexicanos Law does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad, where Petróleos Mexicanos is the beneficiary. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos Public State-Owned Company and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 87 of 121 NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On April 29, 2025, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mrs. Elizabeth González Garduño, Deputy Director of Budgeting and Accounting and Mr. Óscar René Orozco Piliado, Associate Managing Director of Accounting. Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of March 31, 2025 and December 31, 2024, and for the three-month periods ended March 31, 2025 and 2024, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the International Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. PEMEX estimates that there is no significant impact on its condensed consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, except for the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 88 of 121 C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 17-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos, State-Owned Public Company operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 31% and 29% of PEMEX’s total liabilities as of March 31, 2025 and December 31, 2024, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the period. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the periods in which any estimates are revised and in any future periods affected by such revision.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 89 of 121 The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. i. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows: • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2024, except for the adoption of new standards effective as of January 1, 2025. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX. NOTE 4. NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standards A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 90 of 121 The following amended standards and interpretations are not expected to have a significant impact on PEMEX’s condensed consolidated interim financial statements: Recently Issued Accounting Standards A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these consolidated financial statements. i. Applicable as of January 1, 2025 • Lack of Exchangeability (Amendments to IAS 21) • Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) • Subsidiaries without Public Accountability Disclosures (IFRS 19) ii. Applicable as of January 1, 2027 • Presentation and Disclosure in Financial Statements (IFRS 18) PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. NOTE 5. SUBSIDIARY COMPANIES As of March 31, 2025 and December 31, 2024, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix)(xii) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv) • KOT Insurance Company, AG. (“KOT”) (iii)(viii) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xi) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xi) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 91 of 121 • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii) (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain. (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) This company is in process of liquidation. (xii) This company was liquidated in September 2024. (xiii) This company was liquidated in December 2024. NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and extraction of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of March 31, 2025 and December 31, 2024, PEMEX’s operations were conducted through seven business segments: Exploration and Extraction (before Exploration and Production), Industrial Transformation, Logistics, DPRLP, the Trading Companies, Corporate and Other operating Subsidiary Companies. Due to PEMEX’s structure, there are significant amounts of inter-segment sales among the reporting segments, which are made at market prices. The primary sources of revenue for PEMEX’s business segments are as described below: • The exploration and extraction segment earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 11 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to Industrial Transformation. Additionally, it receives income from drilling services, and servicing and repairing wells. • The industrial transformation segment earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. The industrial transformation segment also earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The logistics segment earns income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 92 of 121 • Deer Park segment includes DPRLP's operations, generates revenues from sales of distillates and gasoline in the U.S. market. • The trading companies segment, which consist of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to corporate provides administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. • The segment related to the Subsidiary Companies provides administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. As of/for the three month period ended March 31, 2025 Exploration and extraction Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 71,841,444 148,283,108 — 42,145,591 128,280,418 — 4,515,683 — Ps. 395,066,244 Intersegment 107,158,122 87,822,288 27,763,578 6,071,329 115,875,241 9,133,222 13,522,079 (367,345,859) — Services income 7,432 22,449 123,959 — 363,556 144 5,719 — 523,259 (Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net (9,028,380) 3,408,052 — — — — — — (5,620,328) Cost of sales 83,166,676 239,285,793 17,766,899 47,260,970 235,151,436 207,313 14,896,020 (356,780,286) 280,954,821 Gross income (loss) 86,811,942 250,104 10,120,638 955,950 9,367,779 8,926,053 3,147,461 (10,565,573) 109,014,354 Distribution, transportation and sale expenses 56,651 5,743,057 3,584 — 14,690 26,842 37,431 (1,637,564) 4,244,691 Administrative expenses 13,536,899 13,104,341 3,544,257 401,058 694,330 22,275,209 2,242,853 (8,883,073) 46,915,874 Other revenue 9,544,791 1,245,547 317,974 (211,739) 256,639 90,866 1,118,046 — 12,362,124 Other expenses (23,046,307) 36,422,199 1,116,108 — 3,017 (7,814,569) 6,549 (58,714) 6,628,283 Operating income (loss) 105,809,490 (53,773,946) 5,774,663 343,153 8,912,381 (5,470,563) 1,978,674 13,778 63,587,630 Financing income 18,983,162 108,218 3,467,598 217,230 353,388 74,290,389 460,402 (93,111,235) 4,769,152 Financing cost 51,637,201 21,894,378 77,061 36,872 1,966,117 58,293,291 594,402 (93,097,454) 41,401,868 Derivative financial instruments income (cost) , net 25,334,437 57,838 — — (375,055) (23,169,660) — — 1,847,560 Foreign exchange (loss) income, net (11,405,039) (4,011,329) (138,764) — (22,874) (109,074) 629,091 — (15,057,989) Profit (loss) sharing in associates — — — — 5,881,437 (30,575,081) 6,849,568 17,911,377 67,301 Total duties, taxes and other 55,842,382 — — 2,003 1,119,014 — 177,319 — 57,140,718 Net (loss) income Ps. 31,242,467 (79,513,597) 9,026,436 521,508 11,664,146 (43,327,280) 9,146,014 17,911,374 Ps. (43,328,932) Total current assets 1,116,220,131 159,476,585 273,323,690 36,533,980 265,606,117 3,540,583,374 121,639,372 (4,992,845,775) 520,537,474 Total non-current assets 903,292,031 221,092,963 126,638,802 34,599,432 141,311,110 (331,428,020) 577,960,088 51,855,487 1,725,321,893 Total current liabilities 648,676,789 1,746,501,091 51,943,981 10,684,336 231,731,515 3,477,324,341 69,043,760 (4,992,759,965) 1,243,145,848 Total long-term liabilities 1,934,169,786 617,301,417 81,819,193 1,987,484 1,705,143 1,772,948,273 53,427,955 (1,419,252,461) 3,044,106,790 Total equity (deficit) (563,334,413) (1,983,232,960) 266,199,318 58,461,592 173,480,569 (2,041,117,260) 577,127,745 1,471,022,138 (2,041,393,271) Depreciation and amortization of wells, pipelines, properties, plant and equipment 31,037,268 1,758,854 1,454,373 821,473 69,999 156,887 605,166 — 35,904,020 Depreciation of rights of use 75,629 931,201 85,413 169,022 60,767 14,869 42,202 — 1,379,103 Net periodic cost of employee benefits 10,712,328 14,958,362 2,508,616 — 1,558 9,596,475 17,459 — 37,794,798 Interest income (1) 43,762 99,296 3,515 70,018 203,071 2,445,503 335,230 — 3,200,395 Interest cost (2) (1,429,830) 920,686 77,061 36,872 1,473,942 36,848,068 457,986 — 38,384,785 (1) Included in financing income. (2) Included in financing cost.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 93 of 121 For the three-month period ended March 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 87,259,330 158,443,854 — 39,287,572 111,617,924 — 8,610,677 — Ps.405,219,357 Intersegment 132,036,850 92,936,478 25,697,326 6,396,083 119,735,847 16,696,155 10,413,805 (403,912,544) — Services income 6,136 46,997 122,305 — 496,324 210 7,050 — 679,022 (Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net (7,529,638) 55,625 (171,830) — — — — — (7,645,843) Cost of sales 126,715,893 277,387,615 20,842,700 41,735,928 226,556,362 204,209 16,343,592 (387,600,926) 322,185,373 Gross income (loss) 85,056,785 (25,904,661) 4,805,101 3,947,727 5,293,733 16,492,156 2,687,940 (16,311,618) 76,067,163 Distribution, transportation and sale expenses 154,330 3,739,994 81,050 — 25,740 (14,544) 25,113 (1,516,001) 2,495,682 Administrative expenses 14,913,743 14,008,418 4,514,907 385,698 713,603 19,614,921 1,288,502 (14,715,083) 40,724,709 Other revenue 1,161,805 1,971,551 140,427 3,415 134,420 60,378 777,627 — 4,249,623 Other expenses 293,119 377,794 27,322 — 13,566 73,316 6,860 (93,095) 698,882 Operating income (loss) 70,857,398 (42,059,316) 322,249 3,565,444 4,675,244 (3,121,159) 2,145,092 12,561 36,397,513 Financing income 18,957,683 429,665 4,924,388 250,201 291,368 68,478,619 540,260 (87,332,895) 6,539,289 Financing cost 57,168,336 8,470,830 74,558 34,439 1,870,166 53,217,184 570,578 (87,320,334) 34,085,757 Derivative financial instruments (cost) income, net (13,840,638) 22,423 — 42,068 (520,824) 8,578,110 — — (5,718,861) Foreign exchange income (loss), net 19,705,014 18,820,550 37,250 — 10,792 (4,068,914) (1,116,595) — 33,388,097 Profit (loss) sharing in associates (11,682) (622,954) 5 — 5,416,805 (12,493,866) 10,440,118 (2,697,529) 30,897 Total duties, taxes and other 31,744,815 — 670,042 33,722 (57,354) (540,495) 18,242 — 31,868,972 Net income (loss) Ps. 6,754,624 (31,880,462) 4,539,292 3,789,552 8,060,573 4,696,101 11,420,055 (2,697,529) Ps.4,682,206 Depreciation and amortization of wells, pipelines, properties, plant and equipment 26,980,687 2,920,844 1,650,926 539,928 68,143 143,031 577,138 — 32,880,697 Depreciation of rights of use 80,870 760,813 83,347 137,331 184,209 150,632 22,444 — 1,419,646 Net periodic cost of employee benefits 9,887,798 14,124,150 2,399,715 — 2,413 8,769,135 15,915 — 35,199,126 Interest income (1) 41,254 241,653 3,805 88,124 109,419 2,877,066 426,943 — 3,788,264 Interest cost (2) (1,620,529) 742,731 74,558 34,439 1,496,038 30,998,309 425,205 — 32,150,751 (1) Included in financing income. (2) Included in financing cost. As of December 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Total current assets Ps.1,122,872,816 225,147,273 294,804,303 32,870,141 287,375,832 2,040,342,693 111,987,963 (3,675,846,301) Ps. 439,554,720 Total non-current assets 938,768,113 590,508,074 127,928,147 34,744,185 130,862,284 (171,049,739) 567,969,098 (450,532,299) 1,769,197,863 Total current liabilities 696,209,532 1,728,102,735 86,307,404 7,891,750 255,198,459 2,051,344,378 58,229,460 (3,675,760,337) 1,207,523,381 Total long-term liabilities 1,934,280,036 575,378,552 71,857,552 1,950,666 1,814,052 1,801,449,926 56,777,221 (1,458,503,067) 2,985,004,938 Total equity (deficit) (568,848,639) (1,487,825,940) 264,567,494 57,771,910 161,225,605 (1,983,501,350) 564,950,380 1,007,884,804 (1,983,775,736) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 94 of 121 NOTE 7. REVENUE For the three-month periods ended March 31, 2025 and 2024, the revenues were as follows: A. Revenue disaggregation For the three-month period ended March 31, Exploration and Extraction Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Total Geographical market 2025 United States Ps. 34,783,957 — — 42,145,591 31,970,848 — 1,082,235 Ps. 109,982,631 Other 13,511,840 — — — 5,108,186 — 63,791 18,683,817 Europe 23,510,043 — — — 4,630,364 — — 28,140,407 Local 43,036 148,305,557 123,959 — 86,934,576 144 3,375,376 238,782,648 Total Ps. 71,848,876 148,305,557 123,959 42,145,591 128,643,974 144 4,521,402 Ps. 395,589,503 2024 United States Ps. 48,531,820 — — 39,287,572 32,723,898 — 470,856 Ps. 121,014,146 Other 18,857,285 — — — 4,900,693 — 112,917 23,870,895 Europe 19,836,166 — — — 4,967,817 — — 24,803,983 Local 40,195 158,490,851 122,305 — 69,521,840 210 8,033,954 236,209,355 Total Ps. 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 Ps. 405,898,379 Major products and services 2025 Crude oil Ps. 71,805,840 — — — 4,870,511 — — Ps. 76,676,351 Gas 35,604 20,985,527 — 1,441,457 7,409,521 — — 29,872,109 Refined petroleum products — 127,296,936 — 8,451,533 84,570,356 — — 220,318,825 Other — 645 — 32,252,601 31,430,030 — 4,515,683 68,198,959 Services 7,432 22,449 123,959 — 363,556 144 5,719 523,259 Total Ps. 71,848,876 148,305,557 123,959 42,145,591 128,643,974 144 4,521,402 Ps. 395,589,503 2024 Crude oil Ps. 87,225,272 — — — 3,794,097 — — Ps. 91,019,369 Gas 34,058 16,724,798 — — 5,825,466 — — 22,584,322 Refined petroleum products — 141,608,475 — 28,743,260 101,929,208 — — 272,280,943 Other — 110,581 — 10,544,312 69,153 — 8,610,677 19,334,723 Services 6,136 46,997 122,305 — 496,324 210 7,050 679,022 Total Ps. 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 Ps. 405,898,379 Timing of revenue recognition 2025 Products transferred at a point in time Ps. 71,841,444 139,539,800 123,959 42,145,591 128,280,418 — 4,515,683 Ps. 386,446,895 Products and services transferred over the time 7,432 8,765,757 — — 363,556 144 5,719 9,142,608 Total Ps. 71,848,876 148,305,557 123,959 42,145,591 128,643,974 144 4,521,402 Ps. 395,589,503 2024 Products transferred at a point in time Ps. 87,259,330 153,072,105 122,305 39,287,572 111,617,924 — 8,610,677 Ps. 399,969,913 Products and services transferred over the time 6,136 5,418,746 — — 496,324 210 7,050 5,928,466 Total Ps. 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 Ps. 405,898,379 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 95 of 121 Nature, performance obligations and timing of revenue recognition- Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue. Products / services Nature, performance obligations Timing of revenue recognition Crude oil sales Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term (“FOB” Incoterm). Crude oil sale contracts consider possible customers’ claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil. Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period. Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 96 of 121 Products / services Nature, performance obligations Timing of revenue recognition Services In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims. Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days. Other products There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. B. Accounts receivable in the statement of financial position As of March 31, 2025 and December 31, 2024, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 132,855,625 and Ps. 126,733,175, respectively (see Note 10). C. Practical expedients i. Significant financial component, less than one year PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed. When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 97 of 121 NOTE 8. FINANCIAL INSTRUMENTS A. Accounting classifications and fair values of financial instruments- The following tables present information about PEMEX’s carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of March 31, 2025 and December 31, 2024. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value. Additionally, as of March 31, 2025, and December 31, 2024, the disclosure of the fair value for the lease obligations is not required. Carrying amount Fair value hierarchy As of March 31, 2025 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 12,953,988 — — — — 12,953,988 — 12,953,988 — 12,953,988 Equity instruments (1) — — 962,783 — — 962,783 — 962,783 — 962,783 Total 12,953,988 — 962,783 — — 13,916,771 Financial assets not measured at fair value Cash and cash equivalents — — — 156,489,300 — 156,489,300 — — — — Customers — — — 132,855,625 — 132,855,625 — — — — Officials and employees — — — 6,306,334 — 6,306,334 — — — — Sundry debtors — — — 33,212,297 — 33,212,297 — — — — Investments in associates — — — 2,663,602 — 2,663,602 — — — — Notes receivable — — — 1,059,789 — 1,059,789 — — — — Mexican Government Bonds — — — 32,278,935 — 32,278,935 31,759,990 — — 31,759,990 Other assets — — — 9,280,168 — 9,280,168 — — — — Total — — — 374,146,050 — 374,146,050 Financial liabilities measured at fair value Derivative financial instruments (111,575,663) — — — — (111,575,663) — (111,575,663) — (111,575,663) Total (111,575,663) — — — — (111,575,663) Financial liabilities not measured at fair value Suppliers — — — — (404,407,261) (404,407,261) — — — — Accounts and accrued expenses payable — — — — (80,752,543) (80,752,543) — — — — Leases — — — — (46,470,590) (46,470,590) — — — — Debt — — — — (2,053,452,343) (2,053,452,343) — (1,860,622,572) — (1,860,622,572) Total — — — — (2,585,082,737) (2,585,082,737) (1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 98 of 121 Carrying amount Fair value hierarchy As of December 31, 2024 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 9,203,958 — — — — 9,203,958 — 9,203,958 — 9,203,958 Equity instruments (1) — — 962,783 — — 962,78 3 — 962,783 — 962,783 Total 9,203,958 — 962,783 — — 10,166,741 Financial assets not measured at fair value Cash and cash equivalents — — — 88,841,826 — 88,841,826 — — — — Customers — — — 126,733,175 — 126,733,175 — — — — Officials and employees — — — 5,541,324 — 5,541,324 — — — — Sundry debtors — — — 26,789,620 — 26,789,620 — — — — Investments in associates — — — 2,692,938 — 2,692,938 — — — — Notes receivable — — — 1,021,778 — 1,021,778 — — — — Mexican Government Bonds — — — 35,875,353 — 35,875,353 35,279,002 — — 35,279,002 Other assets — — — 7,927,877 — 7,927,877 — — — — Total — — — 295,423,891 — 295,423,891 Financial liabilities measured at fair value Derivative financial instruments (108,972,467) — — — — (108,972,467) — (108,972,467) — (108,972,467) Total (108,972,467) — — — — (108,972,467) Financial liabilities not measured at fair value Suppliers — — — — (505,989,382) (505,989,382) — — — — Accounts and accrued expenses payable — — — — (72,773,222) (72,773,222) — — — — Leases — — — — (46,825,266) (46,825,266) — — — — Debt — — — — (1,978,772,255) (1,978,772,255) — (1,745,481,072) — (1,745,481,072) Total — — — — (2,604,360,125) (2,604,360,125) (1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V. Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound. B. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX’s applicable financial assets and liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 99 of 121 C. Fair value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. D. Accounting treatment applied and impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 100 of 121 trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. As of March 31, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (98,621,674) and Ps. (99,768,509), respectively. As of March 31, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of March 31, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the three-month periods ended March 31, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 1,847,560 and Ps. (5,718,861), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. E. IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” three months “3M”, six months “6M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of March 31, 2025 (in thousands of each currency) TIIE 28D MXN 143,049,682 Debt TIIE 91D MXN 998,122 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after March 31, 2025. In this regard, Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petróleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate.

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

NOTE 9. CASH AND CASH EQUIVALENTS

As of March 31, 2025 and December 31, 2024, cash and cash equivalents were as follows:

	March 31, 2025	December 31, 2024
Cash on hand and in banks (1)	Ps. 84,082,316	Ps. 52,284,721
Highly liquid investments (2)	72,406,984	36,557,105
Total of cash and cash equivalents	**Ps. 156,489,300**	**Ps. 88,841,826**

(1) Cash on hand and in banks is primarily composed of cash in banks.
(2) Mainly composed of short-term Mexican Government investments.

NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE

As of March 31, 2025 and December 31, 2024, accounts receivable and other receivables were as follows:

A. Customers

	March 31, 2025	December 31, 2024
Domestic customers	Ps. 91,557,098	Ps. 86,225,287
Export customers	41,298,527	40,507,888
Total customers, net (1)	**Ps. 132,855,625**	**Ps. 126,733,175**

(1) As of March 31, 2025 and December 31, 2024, accounts receivable include impairment of Ps.25,530,656 and Ps.24,396,666, respectively. During the three-month period ended March 31, 2025 and the twelve-month period ended December 31, 2024, the impairment charge was Ps.1,133,990 and Ps.15,438,557, respectively.

Customers and other accounts receivable, net are presented separately in the statement of financial position to conform the financial position more clearly.

B. Other financial and non-financial accounts receivable

	March 31, 2025	December 31, 2024
Financial assets:		
Sundry debtors (1)	Ps. 33,212,297	Ps. 26,789,620
Employees and officers	6,306,334	5,541,324
Total financial assets	**Ps. 39,518,631**	**Ps. 32,330,944**
Non-financial assets:		
Taxes to be recovered and prepaid taxes	Ps. 42,062,020	Ps. 63,432,179
Special Tax on Production and Services	3,258,790	6,135,511
Other accounts receivable	5,099,599	4,965,223
Total non-financial assets:	**Ps. 50,420,409**	**Ps. 74,532,913**

(1) Includes Ps. (785,116) and Ps. (788,453) of impairment, as of March 31, 2025 and December 31, 2024, respectively.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

NOTE 11. INVENTORIES

As of March 31, 2025 and December 31, 2024, inventories were as follows:

	March 31, 2025	December 31, 2024
Refined and petrochemicals products	Ps. 45,292,210	Ps. 43,950,469
Crude oil	20,835,326	18,645,592
Products in transit	17,407,743	18,984,729
Materials and products in stock	6,210,482	6,320,011
Materials in transit	287,851	555,522
Gas and condensate products	110,603	113,666
	Ps. 90,144,215	**Ps. 88,569,989**

102 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

NOTE 12. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of March 31, 2025, 2024 and December 31, 2024, wells, pipelines, properties, plant and equipment, net, is presented as follows:

	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress [1]	Land	Total fixed assets
Investment											
Balances as of January 1, 2024	Ps. 1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps. 4,395,700,057
Acquisitions	2,634,900	1,063,180	623,500	7,682,250	20	371,090	541,520	214,780	28,658,120	—	41,789,360
Reclassifications	511,550	—	—	—	38,830	(550,380)	—	—	—	—	—
Capitalization	6,068,680	—	5,910	13,749,990	817,350	—	172,560	23,390	(20,865,300)	27,420	—
Disposals	(489,040)	—	(802,610)	—	(10,370)	—	(192,280)	(169,090)	(2,567,600)	(5,090)	(4,236,080)
Translation effect	(1,870,320)	—	(5,220)	—	(144,830)	—	(11,820)	(54,190)	(4,039,740)	(32,940)	(6,159,060)
Balances as of March 31, 2024	**Ps. 1,077,843,219**	**19,976,975**	**491,266,142**	**1,716,644,834**	**74,657,002**	**425,079,730**	**54,055,117**	**33,003,327**	**481,690,246**	**52,877,685**	**Ps.4,427,094,277**
Balances as of January 1, 2024	Ps. 1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps. 4,395,700,057
Acquisitions	11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications	1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization	44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals	(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect	23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps. 1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**Ps.4,773,301,181**
Acquisitions	1,665,780	226,380	2,977,500	12,759,400	90	131,250	46,380	81,200	(981,340)	—	16,906,640
Reclassifications	—	—	522,330	—	—	—	—	30,230	—	—	552,560
Capitalization	24,437,010	—	28,990	1,116,280	145,010	—	223,000	33,510	(25,983,800)	—	—
Disposals	(578,610)	(157,820)	(596,580)	—	—	(14,800)	(280,590)	(56,970)	(534,810)	—	(2,220,180)
Translation effect	1,453,610	—	(243,390)	—	30,970	—	8,030	11,800	(26,720)	7,070	1,241,370
Balances as of March 31, 2025	**Ps. 1,174,066,489**	**24,376,035**	**509,939,222**	**1,863,482,614**	**78,026,582**	**428,795,770**	**55,455,037**	**34,292,937**	**568,007,440**	**53,339,445**	**Ps.4,789,781,571**

103 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

Accumulated depreciation and amortization	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress (1)	Land	Total fixed assets
Balances as of January 1, 2024	Ps. (785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps.(2,913,377,891)
Depreciation and amortization	(8,029,830)	(171,490)	(3,399,630)	(17,070,010)	(421,830)	(2,937,820)	(408,030)	(442,057)	—	—	(32,880,697)
Reclassifications	(27,520)	—	—	—	(18,750)	46,270	—	—	—	—	—
(Impairment)	(196,860)	—	(4,202,050)	(6,862,990)	—	(2,393,760)	—	—	(1,277,980)	—	(14,933,640)
Reversal of impairment	—	—	1,676,727	5,472,320	—	83,120	—	—	55,630	—	7,287,797
Disposals	188,920	—	802,597	—	4,050	—	190,920	99,540	—	—	1,286,027
Translation effect	1,069,040	—	5,790	—	67,760	—	5,430	12,920	—	—	1,160,940
Balances as of March 31, 2024	**Ps. (792,548,879)**	**(7,068,074)**	**(313,979,341)**	**(1,360,349,643)**	**(48,936,976)**	**(306,034,300)**	**(47,146,593)**	**(17,237,889)**	**(58,155,769)**	**—**	**Ps.(2,951,457,464)**
Balances as of January 1, 2024	Ps. (785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps.(2,913,377,891)
Depreciation and amortization	(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications	(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)	(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment	46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals	4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect	(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps.(901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**Ps.(3,122,768,469)**
Depreciation and amortization	(7,449,280)	(106,130)	(2,973,390)	(21,230,510)	(412,090)	(2,903,810)	(397,860)	(430,950)	—	—	(35,904,020)
Reclassifications	—	370	(522,330)	—	—	—	(370)	(30,230)	—	—	(552,560)
(Impairment)	(622,910)	—	(1,390,680)	(9,390,840)	(36,200)	—	—	—	(28)	—	(11,440,658)
Reversal of impairment	3,926,030	—	—	1,894,170	—	—	—	—	130	—	5,820,330
Disposals	283,140	68,220	584,600	—	—	12,000	280,490	57,002	—	—	1,285,452
Translation effect	(216,820)	—	172,420	—	(15,040)	—	(7,940)	(10,130)	—	—	(77,510)
Balances as of March 31, 2025	**Ps.(905,662,909)**	**(7,611,784)**	**(331,065,585)**	**(1,441,919,613)**	**(51,950,926)**	**(306,076,600)**	**(46,971,043)**	**(18,885,878)**	**(53,493,097)**	**—**	**Ps.(3,163,637,435)**

Wells, pipelines, properties, plant and equipment—net as of March 31, 2024	Ps.285,294,340	12,908,901	177,286,801	356,295,191	25,720,026	119,045,430	6,908,524	15,765,438	423,534,477	52,877,685	Ps.1,475,636,813
Wells, pipelines, properties, plant and equipment—net as of December 31, 2024	Ps.245,505,630	16,733,231	180,314,167	436,414,501	26,362,916	125,494,530	8,612,854	15,721,597	542,040,911	53,332,375	Ps.1,650,532,712
Wells, pipelines, properties, plant and equipment—net as of March 31, 2025	Ps.268,403,580	16,764,251	178,873,637	421,563,001	26,075,656	122,719,170	8,483,994	15,407,059	514,514,343	53,339,445	Ps.1,626,144,136
Depreciation rates	3 to 5%	5%	2 to7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	
Estimated useful lives	20 to 35	20	15 to 45	—	33 to 35	25	3 to 10	5 to 25	—	—	

(1) Mainly wells, pipelines and plants.

104 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

A. For the three-month periods ended March 31, 2025 and 2024, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps.1,749,532 and Ps. 2,531,378 respectively. Financing cost rates during the three-month periods ended March 31, 2025 and 2024 were 8.35% to 14.11% and 7.82% to 18.68%, respectively.

B. The combined depreciation of fixed assets and amortization of wells for the three-month periods ended March 31, 2025 and 2024, recognized in operating costs and expenses, was Ps. 35,904,020 and Ps. 32,880,697, respectively. These figures include Ps. 1,851,961 and Ps. 36,420 for oil and gas production assets and costs related to plugging and abandonment of wells for the three-month periods ended March 31, 2025 and 2024, respectively.

C. As of March 31, 2025 and December 31, 2024, provisions relating to future plugging of wells costs amounted to Ps. 118,264,318 and Ps. 115,514,750, respectively, and are presented in the "Provisions for plugging of wells" (see Note 16).

D. For the three-month periods ended March 31, 2025 and 2024, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. 1,163,860 and Ps. (4,998,120), respectively, which was mainly plant.

E. During the three-month periods ended March 31, 2025 and 2024, PEMEX recognized a net impairment of Ps. (5,620,328) and Ps. (7,645,843), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows:

	2025	2024
	(Impairment) / Reversal of impairment, net	
Exploration and Extraction	Ps. (9,028,380)	Ps. (7,529,638)
Industrial Transformation	3,408,052	55,625
Logistics	—	(171,830)
(Impairment), net	**Ps. (5,620,328)**	**Ps. (7,645,843)**

Cash-Generating Unit of Exploration and Extraction

For the three-month period ended March 31, 2025 and 2024, Exploration and Extraction recognized a net impairments of Ps.(9,028,380) and Ps.(7,529,638), respectively, shown by CGUs as follows:

105 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

	2025		2024	
Tsimin Xux	Ps.	(2,519,098)	Ps.	(7,494,656)
Ogarrio Magallanes		(886,647)		(3,802,863)
Antonio J. Bermúdez		1,517,184		(1,881,362)
Lakach		(947,562)		(1,240,831)
Burgos		(1,243,738)		(291,449)
Misión (CEE)		19,276		(35,310)
Cuenca de Macuspana		—		(15,342)
Arenque		—		242,554
Poza Rica		—		385,159
Tamaulipas Constituciones		—		684,341
Aceite Terciario del Golfo		—		1,699,194
Cantarell		(5,344,778)		1,704,579
Ayin-Alux		376,983		2,516,348
Total	**Ps.**	**(9,028,380)**	**Ps.**	**(7,529,638)**

As of March 31, 2025 Exploration and Extraction recognized a net impairment of Ps.(9,028,380) mainly due to: a negative effect in gas prices of Ps.37,489,937, mainly in the Cantarell, Lakach, Burgos and Tsimin Xux CGUs, and a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps.5,322,907mainly in the Cantarell, Tsimin Xux and Ogarrio Sanchez Magallanes CGUs. These effects were partially offset by (i) a decrease in the discount rate of Ps.25,812,652, from 10.86% in December 31, 2024 to 9.99% in March 31, 2025; (ii) an increase in cost and expenses mainly in the Antonio J. Bermúdez and Ayin Alux CGUs, generating a negative effect of Ps.6,047,318; (iii) a positive tax effect of Ps.1,573,687, due to a lower tax base due to the decrease in prices and volumes and (iv) a positive effect of Ps.350,807, due to the fluctuations of the exchange rate from Ps.20.2683 = U.S.$1.00 as of December 31, 2024, to Ps.20.3182 = U.S.$1.00 as of March 31, 2025.

As of March 31, 2024 Exploration and Production recognized a net impairment of Ps.(7,529,638) mainly due to: (i) an increase in cost and expenses mainly in the Tsimin Xux, Ogarrio Sánchez, Antonio J. Bermudez and Lakach CGUs, generating a negative effect of Ps.21,434,654; (ii) an increase in the discount rate of Ps. 19,629,380, from 9.93% in December 31, 2023 to 10.43% in March 31, 2024; (iii) a negative effect of Ps.2,839,959, due to the fluctuations of the exchange rate from Ps.16.9220 = U.S.$1.00 as of December 31, 2023, to Ps.16.6780 = U.S.$1.00 as of March 31, 2024; (iv) a negative tax effect of Ps.1,742,111, due to a lower tax base, resulting from higher costs and expenses at the Aceite Terciario del Golfo, Cantarell and Tamaulipas Constituciones CGUs. These effects were partially offset by an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps.38,116,466, mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs.

The CGUs of Exploration and Extraction are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Exploration and Extraction determines the recoverable amount of fixed assets based on the long-term estimated prices for

106 of 121

PEMEX Consolidated

Ticker: PEMEX Quarter: 1 Year: 2025

Exploration and Extraction's proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2025	2024
Average crude oil price	64.36 U.S.$/bl	65.73 U.S.$/bl
Average gas price	4.07 U.S.$/mpc	4.85 U.S.$/mpc
Average condensates price	71.65 U.S.$/bl	74.91 U.S.$/bl
After-tax discount rate	9.99% annual	10.43% annual

For the three-month period ended March 31, 2025 and 2024 the total forecast production, calculated with a horizon of 25 years, was 6,764 Billion barrels per day (Bbd) and 6,863 Bbd per day of crude oil equivalent, respectively.

Exploration and Extraction, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.
As of March 31, 2025 and 2024, values in use for CGU are:

	2025	2024
Aceite Terciario del Golfo	Ps. 70,237,018	Ps. 29,111,363
Tsimin Xux	37,745,764	24,306,763
Ogarrio Magallanes	33,187,237	26,386,676
Antonio J. Bermúdez	31,736,320	22,206,705
Tamaulipas Constituciones	16,056,491	5,042,725
Cantarell	12,866,303	21,757,912
Poza Rica	10,796,596	6,038,332
Arenque	8,114,141	2,742,274
Lakach	2,598,813	—
Cuenca de Macuspana	1,800,121	574,732
Ayín - Alux	1,046,358	4,342,218
Chuc	—	55,399,694
Crudo Ligero Marino	—	32,228,351
Ixtal - Manik	—	13,059,588
Burgos	—	2,640,180
Santuario El Golpe	—	3,451,197
Cárdenas-Mora	—	3,127,784
Total	**Ps. 226,185,162**	**Ps. 252,416,494**

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Ticker: PEMEX Quarter: 1 Year: 2025

Cash-Generating Units of Industrial Transformation

For the three-month period ended March 31, 2025 and 2024, Industrial Transformation recognized a net reversal of impairment of Ps.3,408,052 and Ps.55,625, respectively, shown by CGUs as follows:

	2025		2024	
Salina Cruz Refinery	Ps.	1,919,341	Ps.	—
Cosoleacaque Petrochemical Complex		1,436,266		—
Morelos Petrochemical Complex		131,101		—
Nuevo Pemex Gas Processor Complex		125,831		—
Madero Refinery		102,464		—
Minatitlán Refinery		67,838		—
Cactus Gas Processor Complex		60,247		—
Ciudad Pemex Gas Processor Complex		59,662		—
Pajaritos Petrochemical Complex		13,339		—
Poza Rica Gas Processor Complex		7,147		55,625
Matapionche Gas Processor Complex		2,898		—
Arenque Gas Processor Complex		(533)		—
Cangrejera Ethylene Complex		(69,993)		—
Coatzacoalcos Gas Processor Complex		(83,852)		—
La Venta Gas Processor Complex		(114,194)		—
Tula Refinery		(249,510)		—
Total	**Ps.**	**3,408,052**	**Ps.**	**55,625**

As of March 31, 2025, Industrial Transformation recognized the net reversal of impairment of Ps.3,408,052 due to an increase on the estimate gross result as a consequence of the stabilization in production levels due to the implementation of the Rehabilitation program in process plants, auxiliary services and tanks, and a decrease in the discount rate of CGUs of refined products from 14.75% as of December 31, 2024 to 13.79% as of March 31, 2025.

As of March 31, 2024, Industrial Transformation recognized a net reversal of impairment of Ps.55,625 due to a (i) marginal increase in cash flows; (ii) an increase in the discount rate of CGUs of refined products from 13.68% as of December 31, 2023 to 14.46% as of March 31, 2024, and (iii) variations in the exchange rate used in the projected cash-flows from Ps.16.9220 = U.S.$1.00 as of December 31, 2023 to Ps.16.6780 = U.S. $1.00 as of March 31, 2024.

To determine the value in use of long-lived assets associated with the CGUs of Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of March 31,									
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
	Refining		Gas		Petrochemicals		Ethylene		Fertilizers	
Average crude oil Price (U.S.$)	101.67	105.5	N.A.		N.A.		N.A.		N.A	
Processed volume (1)	866 mbd	993 mbd	2,487 mmpcd of humid gas	3,201 mmpcd of humid gas			Variable because the load inputs are diverse			
Rate of U.S.$	$20.3182	$16.6780	$20.3182	$16.6780	$20.3182	$16.6780	$20.3182	$16.6780	$20.3182	$16.6780
Useful lives of the cash-generating units (year average)	12	11	7	6	8	5	7	5	13	5
Pre-tax discount rate	13.79%	14.46%	14.56%	13.91%	10.68%	10.51%	10.68%	10.51%	11.86%	11.77%
Period (2)	2025-2036	2024-2034	2025-2031	2024-2029	2025-2032	2024-2028	2025-2031	2024-2028	2025-2037	2024-2028

(1) Average of the first four years.

(2) The first five years are projected and stabilize at year six.

N.A. = Not applicable

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

CGUs in Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of March 31, 2025 and 2024, the value in use for the impairment of fixed assets was as follows:

	2025	2024
Salamanca Refinery	Ps. 34,445,344	Ps. 47,317,308
Cadereyta Refinery	34,542,856	—
Salina Cruz Refinery	21,499,189	—
Tula Refinery	18,031,185	—
Cangrejera Petrochemical Complex	11,478,401	—
Nuevo Pemex Gas Processor Complex	8,103,196	—
Ciudad Pemex Gas Processor Complex	6,467,546	—
Cactus Gas Processor Complex	5,279,754	—
Burgos Gas Processor Complex	1,671,119	1,121,968
Independencia Petrochemical Complex	5,555,473	—
La Venta Gas Processor Complex	983,445	—
Coatzacoalcos Gas Processor Complex	905,971	1,635,554
Morelos Ethylene Processor Complex	578,097	—
Pajaritos Ethylene Processor Complex	184,970	—
Madero Refinery	—	3,336,427
Minatitlán Refinery	—	12,874,545
Cosoleacaque Petrochemical Complex	—	809,000
Poza Rica Gas Processor Complex	—	—
Total	**Ps. 149,726,546**	**Ps. 67,094,802**

NOTE 13. INTANGIBLE ASSETS, NET

As of March 31, 2025 and 2024, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps.14,429,547 and Ps.17,088,277, respectively as follows:

109 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

A. Wells unassigned to a reserve

	As of March 31,	
	2025	2024
Wells unassigned to a reserve:		
Balance at the beginning of the period	Ps. 15,573,570	Ps. 18,940,360
Additions to construction in progress	613,883	32,273,388
Transfers against expenses	—	(25,944,025)
Transfers against fixed assets	(3,314,035)	(9,696,153)
Balance at the end of the period	**Ps. 12,873,418**	**Ps. 15,573,570**

As of March 31, 2025 and December 31, 2024, PEMEX recognized expenses related to unsuccessful wells of Ps. 2,334,028, and Ps. 38,990,149, respectively, directly in its statement of comprehensive income.

B. Other intangible assets

	March 31, 2025	December 31, 2024
Balance at the beginning of the period	Ps. 1,514,707	Ps. 1,410,459
Additions	51,751	525,371
Effects of foreign exchange	128,920	205,677
Amortization	(139,249)	(626,800)
Balance at the end of the period	**Ps. 1,556,129**	**Ps. 1,514,707**

NOTE 14. GOVERNMENT BONDS AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Government bonds [1]	Ps. 32,278,935	Ps. 35,875,353
Less: current portion of Government Bonds, net of expected credit losses	32,278,935	14,740,032
Total long-term notes receivable	**Ps. —**	**Ps. 21,135,321**

(1) As of March 31, 2025 and December 31, 2024, includes an expected credit loss of Ps. 2,869, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout

110 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the *Fondo Laboral Pemex* (Pemex Labor Fund, or "FOLAPE") for payments related to its pension and retirement plan obligations.

During the period from January 1 to March 31, 2025, interest income generated by the Government Bonds amounted to Ps. 620,211, of which Petróleos Mexicanos received payments in the amount of Ps. 980,870. During the period from January 1 to March 31, 2024, interest income generated by the Government Bonds amounted to Ps. 1,407,533, of which Petróleos Mexicanos received payments in the amount of Ps. 1,928,811.

As of March 31, 2025 and December 31, 2024, the Government Bonds consist of 4 and 5 series of development bonds (D Bonds, M Bonds and UDI Bonds) issued by the SHCP with maturities between 2025 and 2026, at nominal value of Ps. 31,759,990 and Ps.35,778,918, respectively.

As of March 31, 2025 and December 31, 2024, the fair value of the transferred assets was Ps. 32,192,859 and Ps. 35,279,002, respectively and the fair value of the associated liabilities was Ps. 30,420,529 and Ps. 33,941,600, respectively, resulting in a net position of Ps.1,772,330 and Ps.1,337,402, respectively.

As of March 31, 2025 and December 31, 2024, the recorded liability was Ps. 30,542,229 (Ps. 30,489,618 of principal and Ps. 52,611 of interest) and Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest), respectively.

The roll-forward of the Mexican Bonds is as follows:

	As of March 31,	
	2025	2024
Balance as of the beginning of the period	Ps. 35,875,353	Ps. 64,132,418
Government Bonds collected (1)	(3,586,058)	(3,579,085)
Accrued interests	620,211	1,407,533
Interests received from bonds	(980,870)	(1,928,811)
Amortized cost	348,609	469,059
Reversal of impairment of bonds	1,690	—
Balance at the end of the period	**Ps. 32,278,935**	**Ps. 60,501,114**

(1) On February 20, 2025, one of Mexican Government Bonds was collected.

B. Other assets

As of March 31, 2025 and December 31, 2024, the balance of other assets was as follows:

	March 31, 2025	December 31, 2024
Restricted cash [1]	Ps. 21,705,766	Ps. 17,119,599
Other	4,681,299	4,657,144
Payments in advance [2]	4,278,568	4,029,445
Insurance	1,870,395	1,922,587
Total other assets	**Ps. 32,536,028**	**Ps. 27,728,775**

(1) As of March 31, 2025 and December 31, 2024, restricted cash mainly consists of collateral for a financing transaction maturing in November 2026, amounting to Ps.19,485,154 and Ps.14,972,193, respectively, as well as cash related to court-ordered seizures amounting to Ps.2,417,406 and Ps.2,220,598, respectively.

(2) Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

NOTE 15. DEBT

The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 143,403,700 and an external net debt up to U.S.$5,512,700. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law.

The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2025.

During the period from January 1 to March 31, 2025, PEMEX participated in the following financing activities:

- On January 10, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$21,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin 375 basis points, maturing in May 2025.

- On January 13, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,700,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 310 basis points, maturing in July 2025.

- On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026.

- On January 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025.

- On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026.

- On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in August 2025.

- On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in July 2025.

- On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. The credit agreement is fully drawn.

- On February 21, 2025, Petróleos Mexicanos drew U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026.

- On February 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in September 2025.

- On February 26, 2025, Petróleos Mexicanos entered into a Ps.1,000,000, promissory note bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in August 2025.

112 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

- On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025.

- On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025.

- On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025.

- On March 11, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in October 2025.

- On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available.

- On March 25, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in November 2025.

- On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026.

- On March 28, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in June 2025.

- On March 31, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.7,500,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in June 2025.

As of March 31, 2025, PEMEX had U.S.$5,902,000 and Ps.20,500,000 in credit lines in order to provide liquidity of which U.S.$544,000 and $5,500,000 were available.

As of December 31, 2024, the outstanding amount under PMI Trading's revolving credit line was U.S.$206,314. From January 1 to March 31, 2025, PMI Trading obtained U.S.$200,000 from its revolving credit line and repaid U.S.$200,000. As of March 31, 2025, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,685.

As of March 31, 2025 and 2024, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	As of March 31,	
	2025	**2024**
U.S. dollar	20.3182	16.6780
Japanese yen	0.1345	0.1100
Pounds sterling	26.3222	21.0576
Euro	21.9254	18.0622
Swiss francs	23.0313	18.4491
UDI	8.421934	8.116657

113 of 121

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

The following table presents the roll-forward of total debt of PEMEX for each of the three-month periods ended March 31, 2025 and 2024, which includes short and long-term debt:

	As of March 31,	
	2025 (1)	2024 (1)
Changes in total debt:		
At the beginning of the period	Ps. 1,978,772,255	Ps. 1,794,470,357
Loans obtained - financing institutions	377,847,363	265,844,278
Debt payments	(299,080,742)	(330,124,127)
Accrued interest (2)(3)	42,360,221	35,614,973
Interest (paid)	(55,966,327)	(50,977,215)
Foreign exchange	9,519,573	(22,024,801)
At the end of the period	**Ps. 2,053,452,343**	**Ps. 1,692,803,465**

(1) These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.

(2) During 2025 includes Ps. 314,877 of premiums and awards amortizations; Ps. (539,553) of fees and expenses related to the issuance of debt and amortized cost of Ps. 247,331.

(3) During 2024 includes Ps. (23,356) of premiums and awards amortizations; Ps. 653,334 of debt and amortized cost.

NOTE 16. PROVISIONS FOR SUNDRY CREDITORS

At March 31, 2025 and December 31, 2024, the provisions for sundry creditors and others is as follows:

	March 31, 2025	December 31, 2024
Provision for plugging of wells (Note 12)	Ps. 118,264,318	Ps. 115,514,750
Provision for trails in process (Note 18)	20,755,660	13,186,811
Provision for environmental costs	10,204,768	9,134,000
	Ps. 149,224,746	**Ps. 137,835,561**

NOTE 17. EQUITY (DEFICIT)

A. Certificates of Contribution *"A"*

The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution "A" constitute permanent capital.

For the three-months period ended March 31, 2025, Petróleos Mexicanos received Ps. 80,002,573 in Certificates of Contribution "A" from the Mexican Government.

For the twelve-months period ended December 31, 2024, Petróleos Mexicanos received Ps. 156,509,050 in Certificates of Contribution "A" from the Mexican Government.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

PEMEX's Certificates of Contribution "A" are as follows:

		Amount
Certificates of Contribution "A" as of December 31, 2023	Ps.	1,196,207,416
Increase in Certificates of Contribution "A" during 2024		156,509,050
Certificates of Contribution "A" as of December 31, 2024	Ps.	1,352,716,466
Increase in Certificates of Contribution "A" during 2025		80,002,573
Certificates of Contribution "A" as of March 31, 2025	**Ps.**	**1,432,719,039**

Mexican Government contributions made in the form of Certificates of Contribution "A" during 2025 totaled Ps.80,002,573 and were designated for the strengthening of Petroleos Mexicanos' financial position, as follows:

Date	Strengthening of financial position
January 10,	Ps. 20,382,300
January 10,	1,803,442
February 7,	15,000,000
February 19,	23,532,337
March 19,	19,284,494
Total	**Ps. 80,002,573**

B. Mexican Government contributions

As of March 31, 2025 and December 31, 2024, there were no Mexican Government contributions apart from Certificates of Contribution "A".

C. Legal reserve

Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company's capital stock.

As of March 31, 2025 and December 31, 2024, there were no changes to the legal reserve.

D. Accumulated other comprehensive income (loss)

As a result of the analysis of the discount rate related to the liability for employee benefits for the period ended March 31, 2025, PEMEX recognized a net actuarial (loss) of Ps.(95,566,136) in other comprehensive income, related to retirement and post-employment benefit obligations. The variation related to retirement and post-employment benefits resulted from a decrease in the discount rate and plan asset rates from 11.28% as of December 31, 2024, to 10.51% as of March 31, 2025.

As of March 31, 2024, the discount rate related to the liability for employee benefits carried by PEMEX was 9.82%. The discount rate was similar to the discount rate as of December 31, 2023 of 9.42%. Therefore, PEMEX did not make any adjustments in actuarial gains and losses.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2025

E. Accumulated deficit from prior years

PEMEX has recorded negative earnings in the past several years. However, the *Ley de Concursos Mercantiles* ("Commercial Bankruptcy Law of Mexico") is not applicable to Petróleos Mexicanos, State-Owned Public Company and the Subsidiary Companies. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity.

F. Uncertainty related to going concern

These condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX's ability to continue as a going concern exists.

Facts and conditions

PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX's operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years.

In 2024 and 2023, certain ratings agencies downgraded PEMEX's credit rating, mainly driven by concerns around our operating performance, liquidity and the Mexican government's ability and willingness to provide us with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government's sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX's new debt and contract renegotiation that PEMEX may carry out during 2025. These conditions have negatively impacted PEMEX´s financial performance and also its liquidity position.

For the three-month periods ended March 31, 2025 and 2024, PEMEX recognized net (loss) income of Ps.(43,328,932) and Ps.4,682,206, respectively. In addition, as of March 31, 2025 and December 31, 2024, PEMEX had a negative equity of Ps.(2,041,393,271), and Ps.(1,983,775,736), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps.722,608,374 and Ps.767,968,661, as of March 31, 2025 and December 31, 2024, respectively.

PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the *Decreto de Presupuesto de Egresos de la Federación* ("Federal Expenditure Budget Decree"). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2025 authorized PEMEX to have a financial balance budget of Ps.248,722,000, and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps.245,388,650 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2025, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.561,781,184 as of March 31, 2025.

The combined effect of the above-mentioned events indicates substantial doubt about PEMEX's ability to continue as a going concern.

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PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 117 of 121 Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022, was in effect for 2023, 2024 and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. On November 1, 2024, the Energy Reform Decree took effect and transformed the legal regime of Petróleos Mexicanos from an Empresa Productiva del Estado (productive state-owned company) to an Empresa Pública del Estado (state-owned public company). The Energy Reform Decree included artículos transitorios (transitional provisions) requiring the Mexican Congress to adjust, amend or otherwise modify any relevant legislation required to give effect to the Energy Reform Decree within 180 calendar days. On March 18, 2025, the Secondary Legislation was published in the Official Gazette of the Federation, following its approval by Congress and enactment by President Claudia Sheinbaum Pardo. Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024. Separately, the 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable by Petróleos Mexicanos into the Welfare Oil Duty, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. The Mexican Government's Federal Budget for 2025 includes Ps.136,210,300 for PEMEX to face its short-term liabilities, which will be received during 2025. Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.143,403,700 and U.S.$5,512,700), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. Prices of crude oil, natural gas and petroleum products remained volatile in 2024, similar to 2023, due to ongoing market conditions. If international values for the Mexican oil price were higher than the average price of U.S.$57.80 per barrel, which was the reference price used to prepare our financial balance for 2025, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. During 2024, the average price of crude oil decreased from U.S.$70.60 per barrel in 2024 to U.S.$70.20 per barrel in 2025. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 118 of 121 Petróleos Mexicanos State-Owned Public Company is not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios. As a reference, PEMEX prepared its condensed consolidated interim financial statements as of March 31, 2025 and December 31, 2024 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as “non-controlling interest.” As of March 31, 2025 and December 31, 2024, non-controlling interest represented (losses) of Ps.(276,011) and Ps. (274,387), respectively, in PEMEX’s equity (deficit). NOTE 18. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these condensed consolidated interim financial statements. As of March 31, 2025 and December 31, 2024, PEMEX had accrued a reserve of Ps.20,755,660 and Ps.13,186,811, respectively, for these contingent liabilities. As of March 31, 2025, the current status of the principal lawsuits in which PEMEX is involved is as follows: • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling $193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 119 of 121 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the Amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, a resolution was issued by the Superior Court ordering PEP to the following: (i) the payment of 27 estimates for a total amount of U.S. $27,244, plus VTA; (ii) the payment of damages; (iii) the refund of the penalties applied for U.S. $4,143 plus VTA; (iv) the refund of the standby letter of credit standby for U.S. $13,975, and (v) the payment of financial expenses. On August 27, 2024, the tax review was filed. An Amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • Constructora Norberto Odebrecht, filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19- 17-01-7) seeking U.S. $113,582 and Ps. 14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022, an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third expert in accounting matters was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. Through an appearance minute of February 2, 2024, the independent expert in accounting matters accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court attract this claim. On May 2, 2024, the Superior Court issued a resolution ordered to request the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2,2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. The term continues elapsing. On September 13, 2024, copies of the report were requested, once it is ratified. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense to the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 120 of 121 report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploración y Producción on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published the notice to notify the resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary thickness offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On 14 June 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the suspension of the trial was decreed until the determination regarding the compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18- 01-7/1625/19-S1-05-04 becomes final. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 5,852,222, eeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months January to December 2017 for an amount of Ps. 8,349,608, seeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On October 16, 2024, the Ministry of the International Chamber of Commerce notified to Pemex Exploración y Producción the arbitration claim CCI 28949/PDP by HOKCHI ENERGY, S.A. DE C.V. for breach of the oil sale and purchase contracts PEP- PCP-R01.L02.AC2-PET24-2019 and the gas sale and purchase contract PEP-PCP-R1.2A2-GAS-23-2019, claiming an amount of U.S.$272,624. On December 4, 2024, the International Court of Arbitration granted the co-arbitrators 30 days to appoint the President of the Tribunal. On December 6, 2024, Pemex Exploración y Producción filed its response to the arbitration request. On December 31, the parties agreed to the appointment of the presiding co-arbitrator, and the International Chamber of Commerce will be notified. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is still pending. • On March 7, 2025, Pemex Logística and PMI SP, filed their Response to the Request for Arbitration, submitted by Monterra Energy, S. de R.L. de C.V. identified with the number CCI 29125/PDP, stems from and alleged breach of contract, regarding various conditions precedent, including capital contributions and the purchase and sale of shares to acquire a Hydrocarbon Storage Terminal in Tuxpan Veracruz, for an amount of Ps.6,010,259. The deadline granted by the Court Secretariat for the nominated Co-Arbitrators to appoint the president of the arbitral tribunal on or before March 26, 2025, is currently running. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these condensed consolidated interim financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2025 121 of 121 NOTE 19. SUBSEQUENT EVENTS A. Recent financing activities During the period from April 1 to April 25, 2025, PEMEX did not carry out any financing activity. As of March 31, 2025, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. From January 1 to April 25, 2025, Between April 1 to April 25, 2025, there were no transactions involving the revolving credit lines. As of April 25, 2025, the outstanding amount under this revolving credit line was U.S.$206,314. The available amount under this revolving credit lines was U.S.$ 23,685 as of April 25, 2025. As of April 25, 2025, PEMEX had U.S.$5,902,000 and Ps. 20,500,000 in available credit lines in order to provide liquidity, of which U.S.$614,000 and Ps.5,500,000 are available. B. Exchange rates and crude oil prices As of April 25, 2025, the Mexican peso-U.S. dollar exchange rate was Ps. 19.6278 per U.S. dollar, which represents a 3.4% appreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of March 31, 2025, which was Ps. 20.3182 per U.S. dollar. This decrease in U.S. dollar exchange rate, has led to an estimate gain of Ps. 60,348,444 in PEMEX’s foreign exchange gains as of April 25, 2025. As of April 25, 2025, the weighted average price of the crude oil exported by PEMEX was U.S.$60.23 per barrel. This represents a price decrease of approximately 9.7% as compared to the average price as of March 31, 2025, which was U.S.$66.72 per barrel. C. Contributions from the Mexican Government During the period from April 1 to April 25, 2025, the Mexican Government made contributions to Petróleos Mexicanos through the Ministry of Energy in the amount of Ps.7,930,143 to strengthen its financial position. Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0